UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No. )

Check the appropriate box:
☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☑	Definitive Information Statement
CPI CARD GROUP INC.
(Name of Registrant As Specified In Its Charter)
Payment of Filing Fee (Check all boxes that apply):
☑	No fee required
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11.

CPI CARD GROUP INC.
10368 W. CENTENNIAL ROAD
LITTLETON, CO 80127

NOTICE OF ACTION BY WRITTEN CONSENT OF
HOLDERS OF A MAJORITY OF THE OUTSTANDING VOTING STOCK

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Dear Stockholders:

This notice and the accompanying Information Statement are being furnished to the holders (“Stockholders”) of shares of the common stock, par value $0.001 per share (the “Common Stock”), of CPI Card Group Inc., a Delaware corporation (the “Company”). The Board of Directors of the Company (the “Board”) is not soliciting your proxy and you are requested not to send us a proxy. The purpose of the Information Statement is to notify you that the Company has received the written consent, dated December 15, 2023 (the “Written Consent”), from holders of shares of Common Stock representing approximately 57 % of the total issued and outstanding shares of voting stock of the Company approving the action described in the accompanying Information Statement.

We are furnishing this notice and the accompanying Information Statement solely for the purpose of informing our Stockholders of the action taken by the Written Consent before such action becomes effective in satisfaction of the notice requirements of Section 14C of the Securities Exchange Act of 1934, as amended, and the rules promulgated by the U.S. Securities and Exchange Commission thereunder, and Section 228 of the Delaware General Corporation Law.

This is not a notice of a special meeting of Stockholders and no Stockholder meeting will be held to consider the matters described herein.

This notice and the accompanying Information Statement are first being sent to Stockholders on or about January 4, 2024.

By Order of the Board of Directors,

December 29, 2023

Sarah Kilgore
Chief Legal and Compliance Officer and Corporate Secretary

CPI CARD GROUP INC.
10368 W. CENTENNIAL ROAD
LITTLETON, CO 80127

INFORMATION STATEMENT

December 29, 2023

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

GENERAL INFORMATION

In this Information Statement we refer to CPI Card Group Inc., a Delaware corporation, as the “Company,” “we,” “us,” or “our.”

This Information Statement is being furnished by the Board of Directors of the Company (the “Board”), to inform the holders (“Stockholders”) of our common stock, par value $0.001 per share (the “Common Stock”), as of December 15, 2023, of an action (the “Action”) approved by resolution of the Board and by the written consent (the “Written Consent”) of holders (the “Consent Holders”) of shares of Common Stock representing approximately 57% of the total issued and outstanding shares of voting stock of the Company.

This Information Statement contains a brief summary of the material aspects of Amended and Restated Plan approved by the Board and the Consent Holders.

May Stockholders Act by Written Consent?

Section 228 of the Delaware General Corporation Law (the “DGCL”) states that, unless the Company’s Fourth Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”) provides otherwise, the Company’s Stockholders may approve an action by written consent signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Our Certificate of Incorporation provides that, so long as Tricor Pacific Capital Partners (Fund IV), Limited Partnership and Tricor Pacific Capital Partners (Fund IV) US, Limited Partnership (the “Tricor Funds”), and their respective affiliates, collectively continue to beneficially own at least a majority of the voting power of the outstanding shares of the Company’s voting stock, any action required or permitted to be taken by the Stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Company’s stock entitled to vote thereon were present and voted.

What Action Was Taken by Written Consent?

Amendment and Restatement of our Omnibus Incentive Plan

On December 6, 2023, the Board adopted a resolution approving and declaring the advisability of amending and restating the CPI Card Group Inc. Omnibus Incentive Plan (the “Plan”, and as so amended and restated, the “Amended and Restated Plan”) to, among other things, (i) increase the number of shares of Common Stock authorized for issuance under the Plan by 1,000,000 shares, (ii) extend the term of the

Plan through December 6, 2033, and (iii) remove the prior limit on the number of shares of Common Stock that could be issued to “insiders” under the Plan and which had previously been included to comply with the provisions of the Toronto Stock Exchange (“TSX”) Company Manual.

Pursuant to the Written Consent, the Consent Holders have approved the Amended and Restated Plan. A copy of the Amended and Restated Plan, with deleted text shown in strikethrough and added or moved text shown in underlined text, is attached as Annex A to this Information Statement.

What is the Purpose of this Information Statement?

This Information Statement and the accompanying notice are being furnished to our Stockholders solely for the purpose of informing our Stockholders of the action taken by the Written Consent of the Consent Holders in accordance with:

●	Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated by the U.S. Securities and Exchange Commission (“SEC”) thereunder, and

●	Section 228 of the DGCL and our Certificate of Incorporation and Bylaws.

Section 14C of the Exchange Act and Regulation 14C promulgated by the SEC thereunder require the Company to furnish to our Stockholders an information statement describing any action taken by written consent in lieu of a meeting of stockholders before such action becomes effective. In connection with an action by written consent, Section 228 of the DGCL requires prompt notice of the taking of such action to be given to the Stockholders of record who have not consented in writing to such action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Company.

Who is Entitled to Notice?

Each outstanding share of Common Stock on the Record Date is entitled to notice of the Action to be taken pursuant to the Written Consent. The close of business on December 15, 2023 is the record date (the “Record Date”) for the determination of Stockholders who are entitled to receive this Information Statement. This Information Statement is being mailed on or about January 4, 2024 to Stockholders of record as of the Record Date.

What Vote is Required to Approve the Amended and Restated Plan?

Each share of Common Stock entitles the holder to one vote. On the Record Date, there were 11,459,335 shares of Common Stock issued and outstanding. Pursuant to Section 228 of the DGCL and our Certificate of Incorporation, at least a majority of the voting stock of the Company, or at least 5,729,668 shares of Common Stock, are required to approve the Amended and Restated Plan by written consent.

The Consent Holders are Tricor Pacific Capital Partners (Fund IV), Limited Partnership and Tricor Pacific Capital Partners (Fund IV) US, Limited Partnership. As of the Record Date, the Consent Holders held 6,558,825 shares of Common Stock, or approximately 57% of the total voting power of all outstanding voting stock. Pursuant to the Written Consent, the Consent Holders have approved the Amended and Restated Plan. Therefore, no other Stockholder consents will be obtained in connection with this Information Statement.

Do I have Appraisal Rights or Dissenters’ Rights?

Neither the DGCL nor our Certificate of Incorporation or Bylaws provide our Stockholders with appraisal rights or dissenters’ rights with respect to the Amended and Restated Plan, and the Company will not independently provide Stockholders with any such right.

ACTION TAKEN BY WRITTEN CONSENT – APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE CPI CARD GROUP INC. OMNIBUS INCENTIVE PLAN

On December 6, 2023, the Board approved, and the Consent Holders approved by the Written Consent on December 15, 2023, an amendment and restatement of the Plan, effective as of January 30, 2024. The Amended and Restated Plan provides for, among other things, (i) an increase in the number of shares of Common Stock authorized for issuance under the Plan of 1,000,000 shares, (ii) an extension of the term of the Plan through December 6, 2033, and (iii) the removal of the prior limit on the number of shares of Common Stock that could be issued to insiders under the Plan and which had previously been included to comply with the provisions of the TSX Company Manual.

Key Aspects of the Amended and Restated Plan

Share Reserve Increase. The Plan provides a range of incentive tools and sufficient flexibility to permit the of the Board (the “Compensation Committee”) to implement it in ways that will make the most effective use of the shares that Stockholders authorize for incentive purposes. The Board determined that increasing the shares reserved for issuance under the Amended and Restated Plan was necessary for the Company to continue to offer a competitive equity incentive program, and thus, the Board and the Consent Holders approved the Amended and Restated Plan, which includes an increase of 1,000,000 in the number of shares of Common Stock that may be issued pursuant to awards thereunder.

Extension of Plan Term. The Consent Holders also approved an extension of the term of the Plan so that it will now expire on December 6, 2033.

Removal of Insider Limit. The Consent Holders also approved the removal of the limit on the maximum number of shares that could be issued to all “Insiders” (as defined in the TSX Company Manual for the purpose of security-based compensation arrangements) within any one-year period, and issuable to Insiders at any point in time under the Plan and any other share compensation arrangement maintained by the Company (the “Insider Limit”). The Insider Limit restricted issuances to Insiders from exceeding 15% of the total number of then-issued and outstanding shares of our Common Stock and was included to comply with provisions of the TSX Company Manual, which are no longer applicable to the Company following its voluntary delisting from the TSX.

Vote Required to Approve the Amended and Restated Plan

On December 6, 2023, the Board approved and adopted the Amended and Restated Plan.

Stockholder approval of the Amended and Restated Plan is required under the Nasdaq Listing Rules and the terms of the Plan. The affirmative vote of the holders of a majority of the voting power of all outstanding shares of voting stock, voting together as a single class, is required to approve the Amended and Restated Plan. Under the DGCL and our Certificate of Incorporation, any action required or permitted to be taken by the Stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Company’s stock entitled to vote thereon were present and voted. The Consent Holders, who together hold approximately 57% of the voting stock, approved the Amended and Restated Plan by the Written Consent dated December 15, 2023.

No Voting of Stockholders Required

Since the Consent Holders have already approved the Amended and Restated Plan by the Written Consent, we are not soliciting any votes with regard to the Amended and Restated Plan.

Manner of Effecting the Amended and Restated Plan

Pursuant to Rule 14c-2 under the Exchange Act, the earliest date that the Amended and Restated Plan can become effective is 20 calendar days after this Information Statement is first sent to the Stockholders.

Description of the Amended and Restated Plan

We originally adopted the Plan (now the Amended and Restated Plan) in connection with our initial public offering, pursuant to which cash and equity-based incentives (including through an annual incentive program) may be granted to participating employees, directors and consultants. The principal purposes of the Amended and Restated Plan are to encourage profitability and growth through short-term and long-term incentives that are consistent with our objectives; to give participants an incentive for excellence in individual performance; to promote teamwork among participants; and to give us a significant advantage in attracting and retaining key employees, directors, and consultants. The Amended and Restated Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), nonqualified stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance based awards (including performance shares, performance units and performance bonus awards), and other stock or cash-based awards. A summary of the Amended and Restated Plan is set forth below. This summary of the Amended and Restated Plan is qualified by reference to the full text of the Amended and Restated Plan, which has been included as Annex A and is incorporated by reference herein.

Administration. The Amended and Restated Plan is administered by the Board or by a committee that the Board designates for this purpose (referred to below as the plan administrator). Currently, the Compensation Committee serves as the plan administrator. The plan administrator has the power to determine the terms of the awards granted under the Amended and Restated Plan, including the exercise price, the number of shares subject to each award, and the exercisability of the awards. The plan administrator also has the full power to determine the persons to whom and the time or times at which awards will be made and to make all other determinations and take all other actions advisable for the administration of the Amended and Restated Plan.

Eligibility for Participation. Employees, consultants, and non-employee directors are eligible to be granted awards under the Amended and Restated Plan, other than incentive stock options, which may be granted only to employees. As of December 28, 2023, approximately 72 employees, nine executive officers, two consultants and six non-employee directors would have been eligible to receive awards under the Amended and Restated Plan if selected by the plan administrator to receive grants.

Shares Available for Awards. Subject to adjustment as provided in the Amended and Restated Plan, the number of shares of Common Stock reserved and available for issuance thereunder is the sum of (i) 1,200,000 shares, consisting of 800,000 shares originally reserved under the Plan as of October 8, 2015, the date of the effectiveness of the registration statement for the Company’s initial public offering, and 400,000 additional shares originally reserved under the Plan as of September 25, 2017, plus (ii) 1,000,000 additional shares reserved under the Plan as of May 27, 2021, less any shares issued under the Plan on or prior to, or subject to outstanding awards as of, the effective date of the Amended and Restated Plan, plus (iii) all shares that are or become available for issuance due to forfeitures under the CPI Holdings I, Inc. Amended and Restated 2007 Stock Option Plan, as amended from time to time, plus (iv) an additional 1,000,000 shares added to the reserve as of the effective date of the Amended and Restated Plan. The closing price of a share of Common Stock on December 28, 2023 was $19.96 per share, as reported on the Nasdaq Stock Market.

Award Limits. The maximum number of shares issuable pursuant to awards under the Amended and Restated Plan and any other share compensation arrangement we maintain within a one-year period to any one participant in the Amended and Restated Plan, will not exceed 5% of the total number of issued and outstanding shares of Common Stock on the grant date of such awards, on a non-diluted basis.

Subject to the foregoing and to any adjustments as provided in the Amended and Restated Plan, the aggregate number of shares subject to stock options or SARs granted during any fiscal year to any participant will not exceed 1,500,000 shares. In addition, the aggregate grant date fair market value of shares subject to awards granted during any fiscal year to any non-employee director, when taken together with the cash fees paid to such non-employee director during the fiscal year (in each case, with respect to his or her service as a non-employee director and not including any awards that a non-employee director elects to receive at fair market value in lieu of all or a portion of such non-employee director’s compensation), will not exceed $500,000.

Stock Options. Under the Amended and Restated Plan, the plan administrator may grant participants incentive stock options, which qualify for special tax treatment in the United States, as well as non-qualified stock options. The plan administrator will establish the duration of each option at the time it is granted, with a maximum duration of 10 years from the grant date, and may also establish vesting performance requirements that must be met prior to the exercise of options. If on the date an outstanding option would expire, the exercise of the option would violate applicable securities laws or any insider trading policy maintained by the Company, the expiration date applicable to the option will be extended (except to the extent that such extension would violate Section 409A of the Code), to a date that is 30 calendar days after the date that the exercise of the option would no longer violate applicable securities laws or any such insider trading policy.

Stock option grants must have an exercise price that is equal to or greater than the fair market value of Common Stock on the date of grant. Stock option grants may include provisions that permit the option holder to exercise all or part of the holder’s vested options, or to satisfy withholding tax liabilities, by tendering shares of Common Stock already owned by the option holder for at least six months (or another period consistent with the applicable accounting rules) with a fair market value equal to the exercise price.

SARs. The plan administrator may also grant SARs, which will be exercisable upon the occurrence of certain contingent events. SARs entitle the holder upon exercise to receive an amount in any combination of cash and shares of Common Stock (as determined by the plan administrator) equal in value to the excess of the fair market value of the shares covered by the SARs over the exercise price of the right. Any SAR must be granted with an exercise price that is equal to or greater than the fair market value of Common Stock on the date of grant. The plan administrator will establish the duration of each SAR at the time it is granted, with a maximum duration of 10 years from the grant date, and may also establish vesting performance requirements that must be met prior to the exercise of SARs.

Restricted Stock. The plan administrator may also grant restricted stock, which are awards of our shares of Common Stock that vest in accordance with the terms and conditions established by the plan administrator. The plan administrator will determine in the award agreement whether the participant will be entitled to vote the shares of restricted stock and/or receive dividends on such shares.

Restricted Stock Units. Restricted stock units represent the right to receive shares of Common Stock at a specified date in the future, subject to forfeiture of such right. If the restricted stock unit has not been forfeited, then on the date specified in the restricted stock unit grant, the Company must deliver to the holder of the restricted stock unit, unrestricted shares of Common Stock, which will be freely transferable.

Performance-Based Awards. Performance-based awards are denominated in shares of Common Stock, stock units, or cash, and are linked to the satisfaction of performance criteria established by the plan administrator. Such performance criteria may be based on one or more of the following: earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net operating profit after tax; cash flow; revenue; net revenues; sales; days sales outstanding; scrap rates; income; net income; operating income; net operating income, operating margin; earnings; earnings per share; return on equity; return on investment; return on capital; return on assets; return on net assets; total stockholder return; economic profit; market share; appreciation in the fair market value, book value or other measure of value of Common Stock; expense/cost control; working capital; volume/production; new products; customer satisfaction; brand development; employee retention or employee turnover; employee satisfaction or engagement; environmental, health, or other safety goals; individual performance; strategic objective milestones; days inventory outstanding; as applicable, any combination of, or a specified increase or decrease in, any of the foregoing; or any other goal selected by the Compensation Committee, whether or not listed above. Where applicable, the performance goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company or an affiliate, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Compensation Committee. The performance goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). In establishing a performance goal or determining the achievement of a performance goal, the Compensation Committee may provide that achievement of the applicable performance goals may be amended or adjusted to include or exclude components of any performance goal, including, without limitation, foreign exchange gains and losses, asset write-downs, acquisitions and divestitures, change in fiscal year, unbudgeted capital expenditures, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, infrequently occurring, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles. Performance goals will be subject to such other special rules and conditions as the Compensation Committee may establish at any time.

Change in Control Provisions. In connection with the grant of an award, the plan administrator may provide for the treatment of such award in the event of a change in control of the Company, including that, in the event of an involuntary termination of an executive’s employment by the Company in connection with a change in control, any outstanding awards that are unexercisable or otherwise unvested will become fully vested and/or immediately exercisable.

Amendment and Termination. The Board may alter, amend, modify, or terminate the Amended and Restated Plan at any time, provided that the approval of our Stockholders will be obtained for any amendment to the Amended and Restated Plan that requires stockholder approval under the rules of the stock exchange(s) on which Common Stock is then listed or in accordance with other applicable law. In addition, no modification of an award will, without the prior written consent of the participant, adversely alter or impair any rights or obligations under any award already granted under the Amended and Restated Plan.

Transfer of Awards. No purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any award or any agreement or commitment to do any of the foregoing by any holder thereof in violation of the provisions of the Amended and Restated Plan or an award agreement will be valid, except with the prior written consent of the plan administrator, which consent may be granted or withheld in the sole discretion of the plan administrator. Any purported transfer of an award or any economic benefit or interest therein in violation of the Amended and Restated Plan or an award agreement will be null and void ab initio, and will not create any obligation or liability of the Company, and any person purportedly acquiring any award or any economic benefit or interest therein transferred in violation of the Amended and Restated Plan or an award agreement will not be entitled to be recognized as a holder of such shares. Unless otherwise determined by the plan administrator in accordance with the provisions of the immediately preceding sentence, an option may be exercised, during the lifetime of the participant, only by the participant or, during any period during which the participant is under a legal disability, by the participant’s guardian or legal representative.

Certain U.S. Federal Income Tax Effects

The following is a brief summary of certain United States federal income tax consequences generally arising with respect to awards under the Amended and Restated Plan. This discussion does not address all aspects of the United States federal income tax consequences of participating in the Amended and Restated Plan that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the Amended and Restated Plan. Each participant is advised to consult his or her particular tax advisor concerning the application of the United States federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local or non-United States tax laws before taking any actions with respect to any awards.

Nonqualified Stock Options. An optionee subject to United States federal income tax will generally not recognize taxable income for United States federal income tax purposes upon the grant of a nonqualified stock option. Rather, at the time of exercise of the nonqualified stock option, the optionee will recognize ordinary income, and the Company or employer subsidiary generally will be entitled to a deduction subject to the limitations under Section 162(m) of the Code, in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. If the shares acquired upon the exercise of a nonqualified stock option are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of such exercise will generally be taxable as long-term or short-term capital gain or loss, depending upon the length of time such shares were held by the optionee.

Incentive Stock Options. An optionee subject to United States federal income tax will generally not recognize taxable income for United States federal income tax purposes upon the grant of an incentive stock option (within the meaning of Section 422 of the Code) and neither the Company nor the employer subsidiary will be entitled to a deduction at that time. An optionee will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of those shares will be taxed as long-term capital gain or loss, and neither the Company nor the employer subsidiary will be entitled to any deduction. If, however, those shares are disposed of within the above-described period, then in the year of that disposition the optionee will recognize compensation taxable as ordinary income equal to the excess of the lesser of (1) the amount realized upon that disposition, and (2) the excess of the fair market value of those shares on the date of exercise over the exercise price, and the Company or employer subsidiary generally will be entitled to a corresponding deduction, subject to the limitations under Section 162(m) of the Code.

SARs. A participant subject to United States federal income tax who is granted a SAR will not recognize ordinary income for United States federal income tax purposes upon receipt of the SAR. At the time of exercise, however, the participant will recognize ordinary income equal to the value of any cash received and the fair market value on the date of exercise of any shares received. Neither the Company nor the employer subsidiary will be entitled to a deduction upon the grant of a SAR, but generally will be entitled to a deduction for the amount of income the participant recognizes upon the participant’s exercise of the SAR, subject to the limitations under Section 162(m) of the Code. The participant’s tax basis in any shares received will be the fair market value on the date of exercise and, if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of the shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss depending upon the length of time such shares were held by the participant.

Restricted Shares. A participant subject to United States federal income tax generally will not be taxed upon the grant of a restricted share award (i.e., shares subject to a substantial risk of forfeiture within the meaning of the Code), but rather will recognize ordinary income for United States federal income tax purposes in an amount equal to the fair market value of the shares at the time the restricted shares are no longer subject to such substantial risk of forfeiture. The Company or employer subsidiary generally will be entitled to a deduction at the time when, and in the amount that, the participant recognizes ordinary income on account of the lapse of the restrictions, subject to the limitations under Section 162(m) of the Code. A participant’s tax basis in the shares will equal the fair market value of the shares at the time the restrictions lapse, and the participant’s holding period for capital gains purposes will begin at that time. Any cash dividends paid on the shares before the restrictions lapse will be taxable to the participant as additional compensation (and not as dividend income). Under Section 83(b) of the Code, a participant may elect to recognize ordinary income at the time the restricted shares are awarded in an amount equal to their fair market value at that time, notwithstanding the fact that such shares are subject to restrictions constituting a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such participant at the time the restrictions lapse, the participant will have a tax basis in the restricted shares equal to their fair market value on the grant date, and the participant’s holding period for capital gains purposes will begin at that time. The Company or employer subsidiary generally will be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by such participant, subject to the limitations under Section 162(m) of the Code.

Restricted Stock Units. A participant subject to United States federal income tax who is granted a restricted stock unit will not recognize ordinary income for United States federal income tax purposes upon the receipt of the restricted stock unit, but rather will recognize ordinary income in an amount equal to the fair market value of the shares at the time the shares of Common Stock are delivered to the participant, and the Company or employer subsidiary generally will have a corresponding deduction at that time, subject to the limitations under Section 162(m) of the Code.

Other Share-Based and Other Cash-Based Awards. In the case of other share-based and other cash-based awards subject to vesting or other restrictions, depending on the form of the award, a participant subject to United States federal income tax will not be taxed upon the grant of such an award, but, rather, will recognize ordinary income for United States federal income tax purposes when such an award vests or otherwise is free of restrictions. In any event, the Company or employer subsidiary generally will be entitled to a deduction at the time when, and in the amount that, a participant recognizes ordinary income.

Section 162(m) of the Code. Section 162(m) of the Code generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to the corporation’s chief executive officer, chief financial officer and certain of the corporation’s current and former executive officers.

New Plan Benefits Table

The terms and number of stock options or other awards to be granted in the future under the Amended and Restated Plan are to be determined in the discretion of the Compensation Committee. Since no other determinations regarding awards or grants to be granted in the future have yet been made, the benefits or amounts that will be received by or allocated to the Company’s executive officers or other eligible employees or non-employee directors cannot be determined at this time.

Historical Equity Awards

The following table sets forth the number of restricted stock units and stock options that have been granted under the Plan to our NEOs and the other individuals and groups indicated since the inception of the Plan.

	Restricted	Stock
Name and Position	Stock Units	Options
Scott Scheirman, President, Chief Executive Officer	212,689 (1)	416,999
Lane Dubin, Executive Vice President and Chief Development and Digital Officer	59,181	71,462
John Lowe, Executive Vice President, End-to-End Solutions	65,253	87,580
All current executive officers(2)	507,616	648,907
All current non-employee directors	60,738	--
All current employees (other than current executive officers)	430,179	161,800

(1)	Includes 6,241 restricted stock units awarded to Mr. Scheirman when he was a non-employee director and prior to becoming Chief Executive Officer of the Company.
(2)	Includes awards to Messrs. Scheirman, Dubin and Lowe.

Equity Compensation Plan Information Table

The following table provides information as of December 31, 2022 with respect to shares of our common stock that may be issued under our existing equity compensation plan.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a) (#)		Weighted average exercise price of outstanding options, warrants and rights (b) ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c) (#)
Equity compensation plans approved by security holders(1)	879,287	(2)	18.12	(2)	944,123
Equity compensation plans not approved by security holders	—		—		—
Total	879,287		18.12		944,123

(1) All current equity compensation plans have been approved by shareholders.

(2) Consists of (i) 780,623 outstanding stock options under the Plan at an average exercise price of $18.12; and (ii) 98,664 outstanding restricted stock units under the Plan. Only stock options were used in computing the weighted average exercise price.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

Certain of the Company’s officers and directors have an interest in the Amended and Restated Plan as a result of their ownership of shares of our Common Stock, as set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” below. However, we do not believe that our officers or directors have interests in the Amended and Restated Plan that are different from or greater than those of any other of our Stockholders that participate in the Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 28, 2023 (except as indicated below), beneficial ownership, as defined by SEC rules, of our Common Stock by:

●	each of our directors;
●	each of our named executive officers;
●	all of our executive officers and directors as a group; and
●	each person (including any “group”) known to us to be the beneficial owner of more than 5% of our issued and outstanding shares of Common Stock.

Each of the persons listed below has sole voting and investment power with respect to the beneficially owned shares listed unless otherwise indicated. For purposes of the following table, beneficial ownership is determined in accordance with Exchange Act Rule 13d-3. The percentage calculations set forth in the table are based on 11,459,335 shares of Common Stock outstanding on December 28, 2023 rather than based on the percentages set forth in stockholders’ Schedules 13G filed with the SEC.

	Number of Shares of Common Stock Owned Beneficially	Percentage of Common Stock Owned Beneficially
5% Beneficial Owners:
Tricor Pacific Capital Partners (Fund IV), Limited Partnership(1)	4,124,368	35.9%
Tricor Pacific Capital Partners (Fund IV) US, Limited Partnership(1)	2,434,457	21.2%

Named Executive Officers and Directors:
Thomas Furey	5,064	*
Ravi Mallela	—	*
Nicholas Peters	35,064	*
H. Sanford Riley	7,500	*
Scott Scheirman	360,679	3.1%
Marc Sheinbaum	6,943	*
Valerie Soranno Keating	23,861	*
John Lowe	95,867	*
Lane Dubin	86,921	*
Total Executive Officers and Directors as a group (15 individuals)	696,858	6.1%
*Less than 1%

(1)

Based on a Schedule 13G filed jointly by the Tricor Funds, and Parallel49 Equity, ULC on February 12, 2016, as adjusted to give effect to the 1-for-5 reverse stock split we completed on December 20, 2017. Each of the Tricor Funds is managed by Parallel49 Equity, ULC, as the general partner. An investment committee of the Tricor Funds has the power to vote or dispose of the shares held by the Tricor Funds. The investment committee is comprised of Mr. Bradley Seaman, Mr. David Rowntree, J. Trevor Johnstone and Roderick Senft. Mr. Peters is an officer of the Tricor Funds and has an indirect pecuniary interest in the shares of Common Stock held by the Tricor Funds through his interests in the Tricor Funds. Mr. Peters expressly disclaims any beneficial ownership of any shares of Common Stock held by the Tricor Funds. The address of the Tricor Funds is c/o Parallel49 Equity, 225 East Deerpath Road, Suite 200, Lake Forest, IL 60045.

EXECUTIVE COMPENSATION

The following disclosure in this section entitled “Executive Compensation” originally appeared in our proxy statement with respect to our 2023 Annual Meeting of Stockholders, as filed with the SEC on April 13, 2023 (“2023 Proxy Statement”), and, in accordance with SEC regulations, describes our 2022 executive compensation program. The disclosure generally does not reflect more recent changes to the matters described therein.

The following narrative describes our executive compensation program and the decisions of the Compensation Committee regarding the fiscal year 2022 compensation of our named executive officers (“NEOs”). The Company qualifies as a “smaller reporting company” in accordance with Rule 12b-2 of the Exchange Act. For as long as we are a smaller reporting company, we are not required to include a Compensation Discussion and Analysis section in this information statement and have elected to comply with the scaled-down executive compensation disclosure requirements.

2022 NEOs

For fiscal year 2022, our NEOs were:

Scott Scheirman	President, Chief Executive Officer and Director*
Lane Dubin	Executive Vice President and Chief Development and Digital Officer
John Lowe	Executive Vice President, End-to-End Solutions

*On May 31, 2023, Mr. Scheirman notified the Company of his intent to retire from the Company. On June 2, 2023, the Company and Mr. Scheirman entered into a letter agreement (the “Letter Agreement”) supplementing and amending the terms of the Employment and Non-Competition Agreement by and between Mr. Scheirman and the Company, effective as of September 25, 2017 , which provides that Mr. Scheirman would remain employed with the Company through February 28, 2024 (the “Retention Date”).

2022 Business Overview

Business Highlights

Our executive team was pivotal in delivering the Company’s strong financial performance in 2022, including:

●	Total Net Sales(1) of $475.7 million, up 27% year-over year;
●	Net Income of $36.5 million, up 129% year-over-year; and
●	Adjusted EBITDA(2) of $97.7 million, up 28% year-over-year.

Additional highlights of 2022 performance ($ in millions)

(1)	The term Net Sales, as defined in the STIP (as defined below), is consistent with “Total Net Sales,” as included in the Company’s consolidated financial statements.
(2)	Adjusted EBITDA is not a measurement of financial performance prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). See Annex A hereto for a reconciliation to Net Income, the most directly comparable GAAP financial measure.

In 2022, the Company produced strong results, growing sales across our Debit and Credit segment and our Prepaid Debit segment, including strong sales of our innovative eco-focused cards, expanded distribution of our leading Software-as-a-Service-based instant issuance solution, and continued growth in contactless card delivery, supporting the ongoing conversion to these cards in the U.S. market. We believe the achievement of these results is due to our executive team’s focus on delivering against our strategic plan and continuing to execute on our four key strategies: deep customer focus; market-leading quality products and customer service; continuous innovation; and a market competitive business model.

For further details, we encourage you to review the financial results set forth in our Form 10-K for the fiscal year ended December 31, 2022.

As described in this “Executive Compensation” section, we believe our compensation program focuses on performance-based compensation elements and provides alignment with the Company’s financial and strategic priorities as well as stockholder interests. We have structured our compensation design features to incentivize our NEOs and other executive officers to pursue performance that increases stockholder value by rewarding top-line growth, profitability and non-financial business imperatives, and we employ competitive compensation levels to drive the retention, performance and engagement of our executive team, including our NEOs. Further, our programs are designed to incentivize over-achievement of goals by awarding compensation consistent with above-market performance when the Company exceeds its performance goals, as we did in 2022.

Summary of Our 2022 Compensation Decisions

The principal components of our 2022 executive compensation program consisted of (i) base salary, (ii) short-term incentives delivered in the form of quarterly cash payments and (iii) long-term incentives delivered entirely in the form of equity awards. We believe these components provide the appropriate mix of compensation to recruit and retain top-level talent, motivate our executive team to achieve the Company’s near-term financial objectives, and align compensation with stockholder value, all of which incentivize our executive team to continue improving our business. Part of this strategy involves utilizing a short-term incentive plan (“STIP”) that rewards short-term incentive goal achievement with cash payments, as well as a long-term incentive plan (“LTIP”) which utilizes the Plan to grant stock options (“Options”) and restricted stock units (“RSUs”).

In 2021, the Company conducted an extensive review of its overall compensation policies and practices, which included its executive officer compensation program. As a result of the review, in September 2021 the Company modified its executive compensation program. Prior to this time, the Company had generally ceased using equity awards because they were viewed as an ineffective compensation vehicle in light of the Company’s stock price and dilutive impact on stockholder value and also due to the fact that the Plan lacked a sufficient number of shares to make market-competitive awards. Following an amendment to the Plan approved by stockholders in 2021, and as our common stock price improved, the Compensation Committee returned to the market practice of granting equity-based long-term incentive awards to its executives, as evidenced by the award of Options and RSUs in 2020 and 2021 as a portion or all of the long-term incentive awards.

In connection with the adoption of the revised compensation program effective September 21, 2021, an equity award was granted to each executive officer on that date in the form of Options and RSUs, which vest 50% each on the first and second anniversaries of the grant date. Although the executive compensation program contemplates an annual LTIP equity award component, due to the timing of these grants, they were sized in recognition that the grants represented awards for the period beginning on the September 21, 2021 grant date with a vesting event occurring in each of 2022 and 2023 and with the date of the next equity grant occurring in first quarter of 2023. As a result, there were no equity awards granted to the NEOs in 2022, other than promotions and new hires, as the 2021 grant was designed to compensate for 18 months of equity awards.

The Compensation Committee makes all decisions regarding our NEOs’ total compensation (base salary, short-term incentives and long-term incentives).

Factors that Guided 2022 Compensation Decisions
●
Our executive compensation philosophy
●
Degree of achievement of key financial goals for 2022
●
Recommendations of our CEO (other than with respect to his own compensation)
●
Advice of the Compensation Committee’s independent compensation consultant
●
Market pay and governance best practices
●
Historical CPI compensation

2022 Compensation Program Changes and Key Decisions

Base Salary

In February 2022, the Compensation Committee approved the following increases in base salaries in consideration of our NEOs’ performance, review of competitive market data and internal pay equity:

●
CEO: Mr. Scheirman received a base salary increase of 9.8%, effective March 6, 2022.
●
Other NEOs: Mr. Dubin received a base salary increase of 4.0%, effective March 6, 2022. Mr. Lowe did not receive a base salary increase in 2022 due to his increase effective October 5, 2021, in recognition of his change in responsibilities in 2021.

See “Elements of the 2022 Executive Compensation Program — Base Salary” for more information.

.

program in September 2021, awards granted at that time were designed to compensate for 18 months of equity awards. As a result, in 2022, there were no RSUs or Options granted to the NEOs.

●
●
●

“Role of Market Data and the Peer Group” for more information.

2022 Compensation Program Changes and Key Decisions (continued)

2022 Short-Term Incentive Plan (“2022 STIP”)

The 2022 STIP emphasizes pay-for-performance and the achievement of critical near-term performance milestones. Under the 2022 STIP, the NEOs were eligible to earn quarterly cash bonus awards based on the achievement of pre-established financial goals (specifically the metrics were based on a weighting of 70% for Adjusted EBITDA and 30% for Net Sales). Each NEO’s individual incentive opportunity is determined by the Compensation Committee following a review of competitive market data and internal pay equity. Each of the NEOs received an increase in his 2022 STIP target as compared with the 2021 STIP target, with Mr. Scheirman’s target increasing by 9.5%, Mr. Dubin’s target increasing by 6.7% and Mr. Lowe’s target increasing by 13.0%. Such increases in STIP targets for 2022 increased the portion of our NEOs’ pay which was at-risk and directly tied to Company performance.

Based on the Company’s strong above-target performance during 2022, the 2022 STIP payouts were at the maximum level of 200% of target for the NEOs.

See “Elements of the 2022 Executive Compensation Program — Short-Term Incentives” for more information.

2022 Long-Term Incentive Plan

As described above, in connection with the modification to the executive compensation program in September 2021, awards granted at that time were designed to compensate for 18 months of equity awards. As a result, in 2022, there were no RSUs or Options granted to the NEOs.

Compensation Peer Group

The Compensation Committee reviewed and affirmed our compensation peer group in 2022 and there were no changes from the prior year. The compensation peer group is comprised of companies that meet at least one of the following criteria:

●
Similar in size and complexity to CPI (primarily based on revenue and EBITDA);
●
In a similar or related technology-oriented industry; or
●
In competition with CPI for executive talent.

See “Role of Market Data and the Peer Group” for more information.

Executive Compensation Governance Highlights

The Compensation Committee reviews on an ongoing basis the Company’s executive compensation practices to evaluate whether they support the Company’s executive compensation philosophy and are aligned with stockholder interests. Our 2022 executive compensation practices include the following, each of which the Compensation Committee believes is supportive of our executive compensation philosophy and the interests of our stockholders:

What We Do	What We Don’t Do

✓

Deliver a significant portion of compensation through performance-based, at-risk pay

✓

Maintain a peer group for evaluating competitive market practices

✓

Set pre-established performance targets designed to be challenging

✓

Regularly review risks associated with compensation

✓

Consult with an independent consultant on compensation levels and practices

✓

Provide no executive perquisites

✓

Maintain a clawback policy

✓

Annual say-on-pay vote

X

Provide automatic, annual increases in executive salaries

X

Maintain uncapped executive incentive plans

X

Award single-trigger cash severance in connection with a change in control

X

Re-price stock options without the prior approval of our stockholders

X

Permit hedging or pledging of equity

X

Enter into supplemental executive retirement plans

X

Provide excise tax gross-ups on termination-related payments

2022 Say-on-Pay Vote

In its compensation review process, the Compensation Committee considers whether the Company’s executive compensation program is aligned with the interests of the Company’s stockholders. As part of its review of the Company’s executive compensation program, the Compensation Committee considered the approval by approximately 98% of the votes cast for the Company’s say-on-pay vote at our 2022 Annual Meeting of Stockholders. The Compensation Committee determined that the Company’s executive compensation philosophies and objectives and compensation elements continued to be appropriate and did not make any changes to the Company’s executive compensation program in response to the 2022 say-on-pay vote. However, as noted above, in 2021, the Company reintroduced 100% equity-denominated awards into the Company’s long-term incentive program following stockholder approval to increase the total number of shares of CPI common stock available for issuance under the Plan. The 2022 fiscal year represents the first full year of this change to deliver long-term incentives as 100% equity since 2018, and equity awards granted in September 2021 were designed as part of the 2022 compensation program.

Role of the Compensation Committee

In consultation with the CEO, the Compensation Committee establishes the general policies relating to senior management compensation and oversees the development and administration of such compensation programs. Our human resources executives and staff support the Compensation Committee in its work to implement the Compensation Committee’s decisions, monitor evolving competitive practices and make compensation recommendations to the Compensation Committee. Our human resources management, in conjunction with our independent compensation consultant, develops specific compensation recommendations for senior executives, which are first reviewed by senior management and then presented to the Compensation Committee. The Compensation Committee has final authority to approve, modify or reject these recommendations in its sole discretion. Members of management do not attend the portions of the Compensation Committee meetings relating to their own compensation, and the Compensation Committee regularly conducts executive sessions without management present. The Compensation Committee approves all compensation of our executive officers, including equity awards.

Role of the Independent Compensation Consultant

Since 2018, the Compensation Committee has engaged WTW as its independent compensation consultant. WTW is engaged by and reports directly to the Compensation Committee. The Compensation Committee has the sole authority to approve the scope and terms of the engagement of WTW and to terminate such engagement. In 2022, WTW assisted the Compensation Committee with the development of competitive market data, compensation program design and related assessments of the Company’s executive and director compensation levels, evaluation of short-term and long-term incentive compensation strategy, and compilation and review of total compensation data for the Company’s NEOs.

The Compensation Committee has reviewed the independence of WTW in light of SEC rules regarding compensation consultants and has concluded that WTW is independent and its work for the Compensation Committee does not raise any conflict of interest.

Role of Market Data and the Peer Group

In order to gauge the competitiveness of our compensation program and to provide our NEOs with fair and market-competitive compensation, the Compensation Committee reviewed compensation practices and pay opportunities from general industry survey data as well as from a selection of publicly traded peer companies, as provided by WTW. The Company attempts to position itself to attract and retain qualified senior executives in the face of competitive pressures in its relevant labor markets, and we design our compensation practices with this goal in mind.

Specifically, in 2022, WTW analyzed information regarding the pay practices of a compensation peer group (as described below) to assist the Compensation Committee in determining pay for our Chief Executive Officer. In addition, the Company analyzed the pay practices of similarly sized general industry companies in the WTW Executive Compensation Database to assist the Compensation Committee in determining pay for our other executive officers. The compensation data resulting from this analysis was considered by the Compensation Committee in making 2022 executive compensation decisions.

The Compensation Committee reviewed and affirmed our compensation peer group in 2022. The compensation peer group is comprised of companies that meet at least one of the following criteria:

●	Similar in size and complexity to CPI (primarily based on revenue and EBITDA);
●	In a similar or related technology-oriented industry; or
●	In competition with CPI for executive talent.

Therefore, the following peer group was used for 2022 compensation benchmarking purposes:

Executive Compensation Peer Group
Altium Limited	DSP Group, Inc.	Inseego Corp.
Cantaloupe, Inc.	EVERTEC, Inc.	Key Tronic Corporation
Cass Information Systems, Inc.	FormFactor, Inc.	Lattice Semiconductor Corporation
Consumer Portfolio Services, Inc.	GreenSky, Inc.	SigmaTron International, Inc.

Elements of the 2022 Executive Compensation Program

Our 2022 executive compensation program consisted of fixed pay and variable pay, including cash and non-cash components. The chart below summarizes the various elements of CPI’s 2022 executive compensation program and the objective and key features of each element. Although equity awards were not granted to our NEOs in 2022, we have included them in this chart as the 2021 grants were sized to include a grant value for 2022 and are viewed by the Compensation Committee to be a component of the 2022 executive compensation program.

	Objective	Type of Compensation	Key Features
Base Salary	A standard compensation element in executive compensation packages, offering market competitive fixed compensation to attract and retain talent	Cash	● Reflects individual skills, experience, responsibilities and performance over time ● Provides a consistent source of income
Short-Term Incentive	A cash-based award that encourages executives to focus on specific short-term corporate and/or business unit performance goals.	Cash	● Performance-based award tied to achievement of critical short-term financial goals and priorities ● Pays only if threshold performance levels are met or exceeded
Long-Term Incentive — RSUs	Rewards stockholder value creation, enhances executive stock ownership and promotes retention	Equity	● At-risk award, with value based exclusively upon the value of the Company’s Common Stock ● Aligns executive and stockholder interests
Long-Term Incentive — Options	Rewards stockholder value creation by aligning executive pay with stock price appreciation, enhances executive stock ownership and promotes retention	Equity	● Performance-based award, with no value unless the Company’s stock price appreciates from the date of grant ● Aligns executive and stockholder interests

Other Benefits	Provide programs for employees to pursue physical and financial wellbeing through retirement and health and welfare benefits	Benefit	● Competitive broad-based benefits available to all employees
Employment and Post-Termination Arrangements

Protects the Company and NEOs during certain termination events, through the use of selective employment agreements, an executive severance and change-in-control policy, and various restrictive covenants

Benefit
●
Facilitates an orderly transition in the event of management changes
●
Helps ensure NEOs remain focused on creating sustainable performance in case of risk of job loss
●
Provides confidentiality, non-compete and non-solicit protections for the Company

Base Salary

Base salaries established for the Company’s executive officers are intended to reflect each individual’s responsibilities, experience, historical performance and other discretionary factors deemed relevant by the Company and have generally been set at levels deemed necessary to attract and retain individuals with superior talent. Base salaries are also designed to provide executive officers with steady cash flow during the course of the fiscal year that is not contingent on short-term variations in the Company’s operating performance. The base salaries of our NEOs in 2022 and 2021 are set forth below:

	2022 Base Salary	2021 Base Salary	Aggregate %
	(As of December 31, 2022)	(As of December 31, 2021)	Increase
Scott Scheirman(1)	$670,018	$610,018	9.8%
Lane Dubin(1)	$503,839	$484,461	4.0%
John Lowe(2)	$420,000	$420,000	0.0%

(1)	The NEO’s base salary increase was effective March 6, 2022.
(2)	Mr. Lowe did not receive a base salary increase in 2022 due to an increase on October 5, 2021.

The Compensation Committee annually reviews the base salaries of the Company’s executive officers, including the CEO, and may from time to time make adjustments to these amounts as it deems necessary for the Company to pursue its goal of attracting and retaining key personnel.

Short-Term Incentives

The Company believes that establishing cash incentive opportunities is an important factor in both attracting and retaining qualified and highly skilled executives and in motivating our executives to achieve the Company’s near-term financial objectives. To achieve these objectives, the Company maintains a quarterly short-term incentive plan with an annual component, or the “STIP.” The quarterly design of the STIP is intended to reward the achievement of critical quarterly financial performance objectives and the annual component is tied to annual financial performance objectives. As such, payments may vary quarter to quarter.

To determine payouts under the STIP, the Company measures performance for each metric on both a quarterly and an annual basis. Each quarterly payment is “capped” at 125% of target, amounts that exceed the quarterly cap are subject to a year-end “true-up,” and each quarterly award is eligible for a “catch-up” payment for cumulative performance to-date. This design was implemented to further enhance the motivational effect of the STIP and provide a continual incentive to improve performance throughout the year.

Under the 2022 STIP, executives were eligible to earn quarterly cash bonuses based on the achievement of the following metrics:

Description
Metrics	70% based on achievement of Adjusted EBITDA (1) 30% based on achievement of Net Sales (2)
Corporate Executive Measurement	100% based on Company-wide achievement

(1)	“Adjusted EBITDA” is a financial measure that is not calculated according to GAAP. For purposes of the STIP, we define Adjusted EBITDA as EBITDA (which represents earnings before interest, taxes, depreciation and amortization, all on a continuing operations basis) adjusted for (i) stock compensation expense, (ii) foreign currency changes, (iii) impairments, (iv) restructuring charges, (v) severance and other charges, (vi) loss on debt extinguishment, (vii) amounts related to a sales tax contingency liability, and (viii) other items that are unusual in nature, infrequently occurring or not considered part of core operations.
(2)	The term Net Sales, as defined in the STIP, is consistent with “Total Net Sales,” as included in the Company’s consolidated financial statements, for all references contained herein.

Our STIP Net Sales and Adjusted EBITDA goals are defined on a quarterly basis for purposes of calculating the quarterly STIP payments. The quarterly goals align to the Company’s annual operating plan and reflect the planned seasonality of our business and operations. Achievement of performance goals is calculated on the basis of straight-line interpolation between the threshold, target and maximum bonus opportunities for each applicable metric underlying the performance goal. Quarterly and annual payouts under the STIP can range from 0% to 200%, based on Company performance; however, any payment made under the STIP with respect to each quarter is capped at 125% of the quarterly target incentive, with amounts in excess of the cap, up to 200%, payable with the annual payout. The targeted cumulative Adjusted EBITDA metric also serves as a trigger as CPI must achieve the overall Adjusted EBITDA threshold performance in order for any year-end STIP payments to fund.

In 2022, the Compensation Committee approved a 9.5% increase in Mr. Scheirman’s 2022 STIP target (as compared to his 2021 STIP target). Mr. Dubin received an 6.7% increase in his 2022 STIP target (as compared to his 2021 STIP target). Mr. Lowe received a 13.0% increase in his 2022 STIP target (as compared to his 2021 STIP target). Such increases in STIP targets for 2022 increased the portion of our

NEOs’ pay which was at-risk and directly tied to Company performance. For the 2022 performance year, our NEOs were eligible to receive the following target bonus opportunities under the 2022 STIP:

Executive	Target Annual STIP Payment Opportunity
Scott Scheirman	$1,379,800
Lane Dubin	$407,680
John Lowe	$357,000

Actual 2022 Payouts

Based on strong Company performance in 2022, our 2022 STIP paid out at maximum levels under the plan (i.e., 200% of each NEO’s bonus opportunity). Therefore, Messrs. Scheirman, Dubin and Lowe received 2022 STIP payments of $2,759,600, $815,360, and $714,000, respectively (with payments relating to fourth quarter 2022 and annual 2022 performance made in 2023).

Long-Term Incentives

Together with STIP awards, the long-term incentive equity awards are designed to balance the achievement of critical near-term performance objectives with long-term strategic goals and the retention of our high performing executive team. We believe such awards also allow us to continue to recruit top-level talent and align compensation with stockholder value, all of which incentivize our executive team to continue improving our business. Generally, long-term incentive equity awards granted by the Company are subject to various conditions, including the executive’s continued service to the Company, time-based vesting conditions, and acceleration of vesting in the event of the executive’s death, termination due to disability or in connection with a change in control of the Company.

As discussed above, in connection with the modification to the executive compensation program in September 2021, awards granted at that time were designed to compensate for 18 months of equity awards. As a result, in 2022, there were no RSUs or Options granted to NEOs; thus, the table describing Long-Term Incentives granted in the current year is omitted from this information statement.

Other Benefits

The Company maintains the CPI Card Group, Inc. 401(k) Plan (the “401(k) Plan”), which is designed to be a qualified defined contribution plan under the provisions of the Internal Revenue Code, covering substantially all employees who meet certain eligibility requirements. Under the 401(k) Plan, participants may defer their salary subject to statutory limitations and may direct the contributions among various investment accounts. The Company matches 100% of a participant’s first 3% of deferrals and 50% of the next 2% of deferrals. The matching contributions are fully vested at the time of the match.

Termination or Change in Control

Pursuant to their respective employment or post-termination arrangements, each of our NEOs may be entitled to certain payments and benefits in certain termination situations or upon a change in control. We believe that our severance arrangements would help facilitate an orderly transition in the event of changes in management. For further discussion of severance payments and benefits, see “Employment and Post-Termination Arrangements.”

Additional Compensation Governance Practices

Compensation Risk Assessment

The Compensation Committee regularly reviews the risk associated with the Company’s compensation programs. As part of this process, the Compensation Committee reviewed a comprehensive risk assessment conducted by WTW in 2019 and, at the time, concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In 2022, the Compensation Committee discussed with WTW the risk assessment of the Company’s executive compensation programs and any year-over-year changes that could impact the risk assessment. The Compensation Committee and WTW concluded that no program changes were implemented in 2022 that would materially affect the existing risk profile of the Company’s compensation program and that there were no material risks to the Company’s existing executive compensation program. Accordingly, the Compensation Committee and WTW did not recommend any changes the Company’s executive compensation program in 2022 on this basis.

Insider Trading Policy

The Company maintains an Insider Trading Policy, which prohibits CPI officers and directors from purchasing financial instruments and engaging in certain transactions designed to hedge against a decrease in the value of the Company’s securities, including short sales, publicly traded options, hedging and monetization transactions, margin sales, pledges of collateral and standing limit orders.

Clawback Policy

The Company has had an incentive compensation recoupment policy in place since 2016 (the “Clawback Policy”). Under the Clawback Policy, if the Company is required to restate its financial results because of its material noncompliance with any financial reporting requirement under applicable securities laws, the Compensation Committee will review all awards or payments of any form of incentive-based compensation (including cash and equity) made to current and former executive officers of the Company within the three-year period immediately preceding the date on which the Company is required to prepare the restatement. If the Compensation Committee determines that any such incentive awards or payments were based on erroneous data and would have been lower had they been calculated based on the restated results, the Compensation Committee may, to the extent permitted by applicable law, seek to recover, for the benefit of the Company, the difference between the amounts awarded or paid and the amounts that would have been awarded or paid based on the restated results, as determined by the Compensation Committee. These remedies would be in addition to, and not in lieu of, any penalties imposed by law enforcement agencies, regulators or other authorities. For purposes of this policy, “executive officers” of the Company include all persons designated by the Board as Section 16 reporting officers. The Company will review and modify the Clawback Policy as necessary to reflect the final Nasdaq listing rules adopted to implement the compensation recovery requirements under the Dodd-Frank Wall Street Reform Consumer Protection Act.

Stock Ownership Guidelines

Since 2016, the Company has maintained stock ownership guidelines that apply to our directors and senior executives, including our NEOs. The Company did this to further align the interests of our leaders and the Board of Directors with those of our stockholders and further promote our commitment to sound corporate governance. Under the guidelines, once appointed to their respective role, executives and directors have up to five years to accumulate shares and share equivalents that have a market value equal to or greater than a prescribed multiple of annual salary or annual retainer fees. For directors this multiple is five times the cash portion of the annual retainer, for our Chief Executive Officer this multiple is five times base salary, and for all other executive officers this multiple is two times base salary.

2022 Summary Compensation Table

The 2022 Summary Compensation Table discloses the compensation information for fiscal year 2022 and, to the extent required by applicable SEC disclosure rules, fiscal year 2022, for the principal executive officer and our two other most highly compensated executive officers who were serving as executive officers at the end of the last completed fiscal year.

							Nonqualified
						Non-Equity	Deferred
						Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards (2)	Compensation (3)	Earnings	Compensation (4)	Total
Scott Scheirman, President, Chief Executive Officer and Director	2022	$659,634	$—	$—	$—	$2,759,600	$—	$12,200	$3,431,434
	2021	$609,221	$—	$574,835	$573,175	$2,519,600	$—	$11,600	$4,288,431
Lane Dubin, EVP and Chief Development and Digital Officer (7)	2022	$500,486	$—	$—	$—	$815,360	$—	$12,200	$1,328,046
	2021	$468,113	$—	$156,097	$155,644	$764,040	$—	$11,600	$1,555,494
John Lowe, EVP, End-to-End Solutions	2022	$420,000	$—	$—	$—	$714,000	$—	$12,200	$1,146,200
	2021	$372,521	$—	$142,341	$141,962	$631,650	$—	$2,137	$1,290,611

(1)	The amounts reported in this column represent the grant date fair value of the RSU awards as calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB Topic 718”), valued based on the closing stock price on the date of grant. The 2021 awards consisted of 50% options and 50% RSUs; the discrepancy in valuation between Stock Awards and Option Awards is due to whole share rounding.
(2)	The amounts reported in this column represent the grant date fair value of Option awards, calculated in accordance with FASB Topic 718. See Note 16 of the Company’s audited consolidated financial statements included in our Form 10-K for the fiscal year ended December 31, 2022 for a discussion of the relevant assumptions used in calculating these amounts.
(3)	Represents performance-based bonuses earned under the Company’s STIP for the applicable year. Please see the section entitled “Elements of the 2022 Executive Compensation Program — Short-Term Incentives” above for further information regarding the 2022 STIP.
(4)	Represents matching contributions under the Company’s 401(k) plan.

Outstanding Equity Awards at 2022 Fiscal Year-End

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities			Number of		Value of
	Underlying	Underlying			Shares of		Shares of
	Unexercised	Unexercised	Option		Stock that		Stock that
	Options	Options	Exercise	Option	Have Not		Have Not
	(Exercisable)	(Unexercisable)	Price	Expiration	Vested		Vested
Name	(#)	(#)(1)	($)	Date	(#)		($) (4)
Scott Scheirman	280,000	—	$5.25	9/25/2027	—		—
	16,447	16,446	$29.62	9/21/2028	9,703	(2)	$350,084
Lane Dubin	22,500	—	$27.60	9/1/2026	—		—
	11,885	—	$21.75	3/22/2027	—		—
	25,000	—	$5.25	9/25/2027	—		—
	4,466	4,466	$29.62	9/21/2028	2,635	(2)	$95,071
John Lowe	75,000	—	$1.98	7/2/2028	—		—
	3,943	3,942	$29.62	9/21/2028	2,326	(2)	$83,922
	127	126	$30.53	10/5/2028	74	(3)	$2,670
(1)	The remainder of the Options will become exercisable on September 21, 2023, subject to continued service with the Company through such vesting date, except that with respect to the Option grant for

Mr. Lowe with an October 5, 2028 expiration date, the remainder of the Options will become exercisable on October 5, 2023.
(2)	These RSU awards will vest on September 21, 2023, subject to continued service with the Company through such vesting date.
(3)	These RSU awards will vest on October 5, 2023, subject to continued service with the Company through such vesting date.
(4)	The market value of the RSUs is based on the $36.08 closing price of a share of our Common Stock on December 30, 2022 (the last trading day of 2022).

Employment and Post-Termination Arrangements

Mr. Scheirman’s Employment Agreement

On September 25, 2017, Mr. Scheirman entered into an employment and non-competition agreement (the “CEO Employment Agreement”) with the Company to serve as President and Chief Executive Officer, effective September 25, 2017, for a term ending on March 31, 2021, plus automatic one-year renewals thereafter unless either party provides notice of intent not to renew the agreement.

Under the terms of the CEO Employment Agreement, in the event that Mr. Scheirman’s employment is terminated by the Company without Cause, he resigns for Good Reason (each as defined in the CEO Employment Agreement), separates employment due to death or disability or the Company fails to renew his agreement upon its expiration, Mr. Scheirman would be entitled to (i) a severance payment equal to 1.5 times the sum of Mr. Scheirman’s then-current annual base salary and target bonus for the year of termination, payable in equal installments during the eighteen (18) month period following the termination date; (ii) a prorated portion of his STIP bonus based on the number of full months completed during the fiscal year in which such termination of employment occurs and based on final Company performance for the STIP year, payable at the same time as annual bonuses become payable to other executive employees; (iii) accelerated vesting of any outstanding equity awards that would have otherwise vested in the next twelve months following the termination (for performance-based awards, vesting will be based on actual performance determined at the end of the performance period); (iv) the cost of continuing health and dental coverage under the Company’s plans as then in effect, less the employee contribution for an active employee, for up to eighteen (18) months; and (v) other than in the case of a termination for death or disability, up to six months of outplacement services. The estimated cash severance payment to Mr. Scheirman on termination, assuming a termination as of December 31, 2022, would have been $3,104,499 (inclusive of $14,772 in COBRA insurance coverage and outplacement services valued at $15,000) for termination without Cause, for Good Reason, for the Company’s failure to renew the agreement, or termination due to his death or disability.

In the event that Mr. Scheirman experiences a termination event as described above within six months prior to or two years following a Change in Control (as defined in the CEO Employment Agreement) of the Company, Mr. Scheirman will receive the benefits described in the foregoing paragraph, except that the severance and COBRA continuation benefits in items (i) and (iv) above would be extended from eighteen to twenty-four months, and his outstanding equity awards would vest in full (with any performance-based awards vesting at the target level of performance). The estimated cash severance payment to Mr. Scheirman on termination in connection with a Change in Control, assuming a termination as of December 31, 2022, would have been $4,134,332 (inclusive of $19,696 in COBRA insurance coverage and outplacement services valued at $15,000).

Mr. Scheirman is subject to certain restrictive covenants in the CEO Employment Agreement, including obligations regarding noncompetition and non-solicitation of Company employees and customers during the term of his employment and for a period of eighteen months following any termination of his employment with the Company.

As noted above, in June 2023, Mr. Scheirman and the Company entered into the Letter Agreement, which was structured to provide an incentive for Mr. Scheirman to remain employed with the Company through the Retention Date in order to allow for the orderly transition of his duties from the Company. The Letter Agreement provides that the aggregate target grant date fair value of equity awards granted to Mr. Scheirman in 2023 under the terms of the CEO Employment Agreement will be $3,920,000, with the equity awards granted after the date of the Letter Agreement to be 75% in the form of restricted stock units and 25% in the form of nonqualified stock options. If Mr. Scheirman’s employment terminates for any reason other than a termination for Cause or a resignation without Good Reason (each as defined in the CEO Employment Agreement and as modified by the Letter Agreement, as applicable) (a “Qualified Termination”), any such grant not made prior to the date of termination will be made on the final day of his employment (or will be made to the legal representative of his estate in the event of his death), with the grant to be delivered in the form of a cash-settled award if required by applicable law or the terms of the Company’s equity plan. The terms of such awards will provide that 50% of the shares subject to the award will vest on the first anniversary of the date of grant, and the remaining 50% of the shares subject to the award will vest on the second anniversary of the date of grant, and the options may be exercised at any time between the date of vesting and the third anniversary of the date of vesting.

In addition, the Letter Agreement provides that, subject to his continued employment through the Retention Date or his earlier Qualified Termination, in each case, subject to his execution and delivery of a release of claims and his continued compliance with the Letter Agreement and the CEO Employment Agreement and in lieu of the payments and benefits he would otherwise receive upon such a termination of his employment under the Employment Agreement, (A) the Company will pay to Mr. Scheirman an amount equal to $5,000,000; (B) any outstanding and unvested equity awards granted to Mr. Scheirman (including, without limitation, the equity awards granted to him pursuant to the Letter Agreement) will generally continue to vest in accordance with their original vesting schedules as if he had remained employed with the Company through each applicable vesting date, and any options held by Mr. Scheirman may be exercised at any time between the date of vesting and the third anniversary of the date of vesting; (C) each outstanding and unexercised stock option granted to Mr. Scheirman will, to the extent vested, remain exercisable through the earlier of the original expiration date and February 28, 2027; provided that the options that were not vested on the date of the Letter Agreement will remain exercisable until the third anniversary of the date of vesting; (D) Mr. Scheirman will remain eligible to receive the full amount of his 2023 cash incentive compensation, including quarterly payments and the annual true-up payment, with Mr. Scheirman’s 2023 incentive compensation to be paid based upon actual performance results for 2023, but treating all individual performance goals as having been met at the target level; and (E) the Company will reimburse Mr. Scheirman, on a monthly basis, for the cost of continuing coverage under the Company’s group health and dental benefits plan, and in accordance with the Company’s policies applicable to similarly situated employees, until no later than August 31, 2025.

Mr. Dubin’s Employment Agreement

In connection with Mr. Dubin’s promotion to Executive Vice President and Chief Development and Digital Officer, the Company entered into an employment agreement with Mr. Dubin effective December 13, 2022 and ending on June 30, 2024, unless earlier terminated or extended by the parties (the “EVP Employment Agreement”). Under the EVP Employment Agreement, in the event of a termination of his employment by the Company without Cause (as defined in the EVP Employment Agreement) or by Mr. Dubin (a) for Good Reason (as defined in the EVP Employment Agreement) or (b) other than for Good Reason and effective as of June 30, 2023, December 31, 2023 or June 30, 2024 (each, a “Severance Termination Event”), subject to his execution and delivery of a release of claims, Mr. Dubin will receive (i) severance payments equal to 1.0 times (1.5 times in the case of a Severance Termination Event that occurs within six months prior to or 24 months following a Change in Control (as defined in the EVP Employment Agreement)) the sum of Mr. Dubin’s annual base salary and target bonus for the year of the termination; and (ii) the sum of (y) the Employee’s Quarterly Performance Incentive (as defined in the STIP) for the calendar quarter in which such termination occurs, including any related “catch-up” payment with respect to such quarter as determined in accordance with the STIP and (z) the Annual Performance Incentives determined under the STIP, in each case, based on the Company’s actual performance and pro-rated based on the number of days Mr. Dubin was employed by the Company during such period. Mr. Dubin is also entitled to reimbursement for the cost of up to 18 months of continuation coverage under the Company’s health and welfare plans at active employee rates and six months of outplacement services.

In the case of a termination of employment by the Company without Cause, by Mr. Dubin for Good Reason or by Mr. Dubin other than for Good Reason and effective on or after December 31, 2023, Mr. Dubin is entitled to (1) the continued vesting of any awards granted to Mr. Dubin after December 13, 2022 through the two-year anniversary of the end of the Severance Period (as defined below), and (2) the vested and unexercised portions of any stock option awards held by Mr. Dubin will remain outstanding and exercisable until the earlier of (A) the two-year anniversary of the end of the Severance Period and (B) the original expiration date of the stock option award; and (vi) in the case of a Change in Control, full vesting of his outstanding equity awards, with the performance-based equity awards vesting at the target level of performance. For purposes of the EVP Employment Agreement, “Severance Period” means the shorter of (i) the 12-month period (18-month period in the case of a Severance Termination Event incurred in connection with a Change in Control) commencing on the date of Mr. Dubin’s termination of employment and (ii) the period commencing on the termination date and ending on the date that Mr. Dubin violates the Confidentiality, Trade Secret Protection, Unfair Competition, Non-Solicitation, and Invention Assignment Agreement, by and between Mr. Dubin and CPI Card Group-Colorado, Inc., effective as of April 8, 2019 (the “Confidentiality Agreement”). The EVP Employment Agreement extended the restricted period under the Confidentiality Agreement to a period of two years following the cessation of Mr. Dubin’s employment. The Company has the right pursuant to the EVP Employment Agreement to terminate Mr. Dubin’s employment other than for cause upon 60 calendar days written notice; provided that (i) any such termination which would be effective after June 30, 2023 but before December 31, 2023 will be deemed effective as of December 31, 2023, and (ii) any such termination which would otherwise be effective after December 31, 2023 and before June 30, 2024 will be deemed effective as of June 30, 2024.

The estimated cash severance payment to Mr. Dubin on termination, assuming a termination as of December 31, 2022, would have been $948,716 (inclusive of $22,197 in COBRA insurance coverage and outplacement services valued at $15,000) for termination without Cause, for Good Reason, for the Company’s failure to renew the agreement, or termination due to his death or disability and, in each case, not in connection with a Change in Control.

The estimated cash severance payment to Mr. Dubin on termination in connection with a Change in Control, assuming a termination as of December 31, 2022, would have been $1,404,476 (inclusive of $22,197 in COBRA insurance coverage and outplacement services valued at $15,000).

Mr. Lowe’s Employment Offer Letter

The employment offer letter between Mr. Lowe and the Company dated October 1, 2021 from his transition from Chief Financial Officer to the position of Senior Vice President & General Manager, Secure Card, remains in effect. This offer letter provides for an annual base salary as well as eligibility for the Company’s STIP and eligibility to receive long-term incentives under the Plan. In connection with his promotion to Executive Vice President, End-to End Solutions in December 2022, Mr. Lowe received a commensurate increase in base salary and incentives effective as of January 1, 2023.

Mr. Lowe’s offer letter does not provide for any severance benefits, however, upon a termination of his employment as of December 31, 2022, Mr. Lowe would have been eligible to receive an estimated $814,197 in cash severance (inclusive of $22,197 in COBRA insurance coverage and outplacement services valued at $15,000) upon a termination without “cause” or for “good reason” pursuant to our Executive Severance Guidelines, as summarized below. Also, pursuant to the Executive Severance Guidelines, the estimated cash severance payment to Mr. Lowe on termination in connection with a “change in control” (as defined in the Executive Severance Guidelines), assuming a termination as of December 31, 2022, would have been $1,202,697 (inclusive of $22,197 in COBRA insurance coverage and outplacement services valued at $15,000).

Executive Severance Guidelines

On June 22, 2017, the Company adopted guidelines governing executive severance (“Executive Severance Guidelines”), applicable to executive officers and NEOs of the Company who are not otherwise parties to individual employment or severance agreements providing for benefits upon a termination of employment. Under the Executive Severance Guidelines, if the employment of an eligible officer is terminated without “cause” or due to a resignation for “good reason,” not in connection with a “change in control” (each as defined in the Executive Severance Guidelines) and subject to the execution, delivery and non-revocation of a release of claims, he or she would be eligible to receive cash severance equal to one times the sum of his or her base salary plus annual bonus target (or 1.5 times the sum of base salary and annual bonus target for a CEO participant). For such a termination occurring within the 24 months following a change in control of the Company, the applicable severance multiple would be increased to 1.5 times for all other eligible officers (or 2.0 times for a CEO participant). In addition, the Company would continue to pay a portion of the cost of medical, dental and vision benefits on behalf of an eligible officer, such that the officer’s contribution would remain as it were for an active officer, for the greater of the severance period or such officer’s eligibility for COBRA continuation coverage, and the Company may provide, in its discretion, up to six months of outplacement services. Mr. Lowe is subject to the Executive Severance Guidelines, while Messrs. Scheirman and Dubin are excluded from the Executive Severance Guidelines due to the severance provisions in their respective Employment Agreements.

Pay vs. Performance

					Value of Initial Fixed $100
	Summary	Compensation	Average Summary	Average Compensation	Investment Based On:
	Compensation Table	Actually Paid	Compensation Table Total	Actually Paid	Total	Net Income
Year (1)	Total for PEO ($) (2)	to PEO ($) (3)	for Non-PEO NEOs ($) (2)	for Non-PEO NEOs ($) (3)	Shareholder Return ($) (4)	(in thousands) ($)
2022	3,431,434	3,621,040	1,237,123	1,286,687	821.87	36,540
2021	4,288,431	4,565,532	1,423,053	1,672,791	422.55	15,941

(1)	Scott Scheirman served as the Company’s PEO and Lane Dubin and John Lowe served as the other NEOs for the entirety of 2022 and 2021.
(2)	Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year in the case of Mr. Scheirman and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year in the case of the other NEOs.

(3)	To calculate “Compensation Actually Paid” (“CAP”), adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. A reconciliation of the adjustments for Mr. Scheirman and for the average of the other NEOs is set forth following the footnotes to this table.*
(4)	Pursuant to rules of the SEC, the comparison assumes $100 was invested on December 31, 2020 in our common stock. Historic stock price performance is not necessarily indicative of future stock price performance.

*Compensation Actually Paid Adjustments (see FN 3 above)

		Minus	Plus	Plus (Minus)	Plus	Plus (Minus)	Minus	Equals
Change in Fair
Value as of
						Vesting Date of	Fair Value as
						Stock Option and	of Prior Fiscal
			Fair Value at	Change in Fair	Fair Value at	Stock Awards	Year-End of Stock
		Grant Date	Fiscal Year-End	Value of	Vesting of Stock	Granted in	Option and Stock Awards
		Fair Value of	of Outstanding and	Outstanding and	Option and Stock	Prior Fiscal Years	Granted in Prior
		Stock Option	Unvested Stock	Unvested Stock	Awards Granted	for which Applicable	Fiscal Years that
		and Stock	Option and Stock	Option and Stock	in Fiscal Year	Vesting Conditions	Failed to Meet
	Summary	Awards Granted	Awards Granted	Awards Granted	that Vested	Were Satisfied	Applicable Vesting
	Compensation Table	in Fiscal	in Fiscal	in Prior Fiscal	During Fiscal	During Fiscal	Conditions During	Compensation
Year	Total ($) (a)	Year ($) (b)	Year ($) (c)	Years ($) (d)	Year ($) (e)	Year ($) (f)	Fiscal Year ($) (g)	Actually Paid ($)
Scott Scheirman
2022	3,431,434	-	-	321,862	-	(132,256)	-	3,621,040
2021	4,288,431	(1,148,010)	649,752	775,359	-	-	-	4,565,532
Average Other NEOs(h)
2022	1,237,123	-	-	83,413	-	(33,849)	-	1,286,687
2021	1,423,053	(298,022)	168,734	198,212	-	180,814	-	1,672,791

(a)	Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year. With respect to the other NEOs, amounts shown represent averages.
(b)	Represents the grant date fair value of the stock option and stock awards granted during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(c)	Represents the grant date fair value of the stock option and stock awards granted during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(d)	Represents the change in fair value during the indicated fiscal year of each option award and stock award that was granted in a prior fiscal year and that remained outstanding and unvested as of the last day of the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.
(e)	Represents the fair value at vesting of the option awards and stock awards that were granted and vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(f)	Represents the change in fair value, measured from the prior fiscal year-end to the vesting date, of each option award and stock award that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(g)	Represents the fair value as of the last day of the prior fiscal year of the option award and stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(h)	See footnote 1 above for the NEOs included in the average for each year.

Relationship Between Pay and Performance

We believe the CAP in each of the years reported above and over the two-year cumulative period are reflective of the Compensation Committee’s emphasis on “pay-for-performance” as the CAP amount captures the maximum amounts awarded under the STIP that related to the Company’s outstanding financial performance in each year as demonstrated in the chart below. The total CAP amounts for each of the PEO and NEOs fluctuated year-over-year, primarily due to no equity awards being granted in 2022, as the equity awards granted in 2021 were designed to compensate for an 18-month period.

Relationship Between Pay and Company Performance
($ in thousands except TSR values)
$40,000
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$0
$423
$822
2021
2022
PEO CAP
NEO CAP
Net Income
TSR

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following disclosure in this section entitled “Compensation Committee Interlocks and Insider Participation” originally appeared in our 2023 Proxy Statement. The disclosure does not reflect more recent changes to the matters described therein.

None of the members of our Compensation Committee has in the past served as an officer or employee of the Company. None of the members of our Compensation Committee has any relationship requiring disclosure as a related party transaction. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

DIRECTOR COMPENSATION

The following disclosure in this section entitled “Director Compensation” originally appeared in our 2023 Proxy Statement, and, in accordance with SEC regulations, describes our 2022 director compensation. The disclosure does not reflect more recent changes to the matters described therein.

In 2021, the Company conducted an extensive review of its overall compensation policies and practices which included compensation paid to its non-employee directors. As a result of the review, in September 2021 the Company revised its director compensation program and modified its cash and non-cash equity compensation elements. These changes included reducing the directors’ annual cash retainer, correspondingly increasing the amount of annual equity award grants and making uniform the annual fees paid for committee membership and chair positions. All cash fees are paid to directors on a quarterly basis unless otherwise indicated and are prorated for any partial service periods. The following table sets forth our compensation program for our non-employee directors in 2022:

Compensation Element	Value
Annual Cash Retainer	$50,000
Annual Equity Award(1)	$100,000
Chairman of the Board Annual Cash Fee	$30,000
Committee Chair Annual Cash Fee	$15,000
Committee Member Annual Cash Fee	$7,500

(1)	In connection with the adoption of the revised compensation program effective September 21, 2021, an equity award was granted to each director on that date in the form of a grant of RSUs which vested on March 21, 2023. Although the director compensation program approved by the Board effective September 21, 2021 contemplates an equity award with an annual value of $100,000 and vesting after a period of 12 months, due to the timing of these grants, the Board approved RSU awards in September 2021, each with a grant date fair value equal to $150,000 and vesting 18 months from the award date, sized in recognition that the grants represented awards for the period beginning on the grant date and ending on the date of the next equity grant. As a result, the number of shares of each grant on September 21, 2021 was determined by dividing $150,000 by the closing stock price on the award date and rounding down to the nearest whole share. Beginning in 2023, equity awards to directors under our director compensation program will be granted quarterly with a grant date fair value of $25,000 and scheduled to vest 12 months from the date of grant. Each RSU represents the right to receive one share of Common Stock of the Company upon vesting of such RSU.

The following table summarizes the annual compensation for our non-employee directors during 2022. Mr. Scheirman, our President and Chief Executive Officer, does not receive any additional compensation for his service on the Board. Please see the “2022 Summary Compensation Table” for a summary of the compensation received by Mr. Scheirman with respect to 2022. No non-employee directors were granted equity awards in 2022, thus those columns are omitted from the table below.

2022 Director Compensation

	Fees
	Earned
	Or Paid
Name	In Cash	Stock Awards(1)	Total
Thomas Furey	$57,500	$—	$57,500
Robert Pearce(2)	$72,500	$—	$72,500
Nicholas Peters	$72,500	$—	$72,500
Bradley Seaman(3)	$87,500	$—	$87,500
Marc Sheinbaum	$65,000	$—	$65,000
Valerie Soranno Keating	$72,500	$—	$72,500

(1)	As of December 31, 2022, each of the non-employee directors that served on our Board during 2022 had 5,064 RSUs outstanding and no other equity awards outstanding as of such date.
(2)	Mr. Pearce resigned from the Board effective as of March 22, 2023.
(3)	Mr. Seaman resigned from the Board effective as of June 15, 2023.

INFORMATION STATEMENT COSTS

The cost of delivering this Information Statement, including the preparation, assembly and mailing of the Information Statement, as well as the cost of forwarding this material to the beneficial owners of our Common Stock will be borne by us. We may reimburse brokerage firms and others for expenses in forwarding Information Statement materials to the beneficial owners of our Common Stock.

ADDITIONAL INFORMATION

The Company is subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, the Company files periodic reports, documents and other information with the SEC relating to its business, financial statements and other matters.

The Company’s filings with the SEC are available to the public on the SEC’s website, www.sec.gov, and on the Company’s website, investor.cpicardgroup.com. Our Annual Report on Form 10-K for the year ended December 31, 2022, and other reports filed by the Company under the Exchange Act, are also available to any Stockholder at no cost upon request to: CPI Card Group at 10368 W. Centennial Road, Littleton, Colorado 80127, Attention: Investor Relations or by email to InvestorRelations@cpicardgroup.com or by telephone: (877) 369-9016.

HOUSEHOLDING OF INFORMATION STATEMENT

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” information statements. This means that only one copy of this Information Statement may be sent to multiple Stockholders who share an address. We will promptly deliver a separate copy of this Information Statement to any Stockholder at a shared address to which a single copy of this Information Statement was or is delivered upon written or oral request to CPI Card Group Inc., 10368 W. Centennial Road, Littleton, CO 80127, Attention: Chief Legal and Compliance Officer and Corporate Secretary, or by telephone: (877) 369-9016. Any Stockholder who wants to receive separate copies of our Information Statement in the future, or any Stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the Stockholder’s bank, broker, or other nominee record holder, or the Stockholder may contact us at the above address or telephone number.

By Order of the Board of Directors,
December 29, 2023
Sarah Kilgore
Chief Legal and Compliance Officer and
Corporate Secretary

Annex A

CPI CARD GROUP INC.
OMNIBUS INCENTIVE PLAN
(as amended and restated effective January 30, 2024)

Section 1. General.

The name of the Plan is the CPI Card Group Inc. Omnibus Incentive Plan, as amended and restated (the “Plan”). The Plan intends to: (i) encourage the profitability and growth of the Company through short-term and long-term incentives that are consistent with the Company’s objectives; (ii) give Participants an incentive for excellence in individual performance; (iii) promote teamwork among Participants; and (iv) give the Company a significant advantage in attracting and retaining key Employees, Directors and Consultants. To accomplish such purposes, the Plan provides that the Company may grant Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units, Performance-Based Awards (including performance-based Restricted Shares and Restricted Stock Units), Other Share-Based Awards, Other Cash-Based Awards or any combination of the foregoing.

Section 2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Administrator” means the Board, or, if and to the extent the Board does not administer the Plan, the Committee appointed by the Board to administer the Plan in accordance with Section 3 of the Plan.

(b) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. An entity shall be deemed an Affiliate of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

(c) “Articles of Incorporation” means the articles of incorporation of the Company, as may be amended and/or restated from time to time.

(d) “Award” means any Option, Stock Appreciation Right, Restricted Share, Restricted Stock Unit, Performance-Based Award, Other Share- Based Award or Other Cash-Based Award granted under the Plan.

(e) “Award Agreement” means any written agreement, contract or other instrument or document evidencing an Award.

(f) “Bylaws” means the bylaws of the Company, as may be amended and/or restated from time to time.

(g) “Beneficial Owner” (or any variant thereof) has the meaning defined in Rule 13d-3 under the Exchange Act.

(h) “Board” means the Board of Directors of the Company.

(i) “Cause” shall have the meaning assigned to such term in any individual employment, severance, or similar agreement or Award Agreement with the Participant or, if no such agreement exists or the agreement does not define “Cause,” Cause means (i) the refusal or neglect of the Participant to perform substantially his or her employment-related duties, (ii) the Participant’s personal dishonesty, incompetence, willful misconduct or breach of fiduciary duty, (iii) the Participant’s commission, conviction of or entering a plea of guilty or nolo contendere to a crime constituting a felony or his or her willful violation of any applicable law (other than a traffic violation or other offense or violation outside of the course of employment which in no way adversely affects the Company and its Subsidiaries or their reputation or the ability of the Participant to perform his or her employment-related duties or to represent the Company or any Subsidiary of the Company that employs such Participant), (iv) the Participant’s failure to reasonably cooperate, following a request to do so by the Company, in any internal or governmental investigation of the Company or any of its Subsidiaries or (v) the Participant’s material breach of any written covenant or agreement with the Company or any of its Subsidiaries not to disclose any information pertaining to the Company or such Subsidiary or not to compete or interfere with the Company or such Subsidiary.

(j) “Change in Capitalization” means any (i) merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (ii) extraordinary dividend (whether in the form of cash, Common Stock or other property), stock split or reverse stock split, (iii) combination or exchange of shares, (iv) other change in corporate structure or (v) payment of any other distribution, which, in any such case, the Administrator determines, in its sole discretion, affects the Shares such that an adjustment pursuant to Section 5 of the Plan is appropriate.

(k) “Change in Control” shall be deemed to have occurred if an event set forth in any one of the following paragraphs shall have occurred following the Effective Date:

(i) any Person, other than (A) Tricor Pacific Capital Partners (Fund IV), LP, a British Columbia limited partnership and Tricor Pacific Capital Partners (Fund IV) US, LP, a Delaware limited partnership, and their respective Affiliates and successors, or (B) the Company or a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below or any acquisition directly from the Company; or

(ii) the following individuals cease for any reason to constitute a majority of the number of Directors then serving on the Board: individuals who, during any period of two (2) consecutive years, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of Directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the two (2) year period or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii) there is consummated a merger or consolidation of the Company or any Subsidiary thereof with any other corporation, other than a merger or consolidation (A) that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger or consolidation, and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or

(iv) there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than (A) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

For each Award that constitutes deferred compensation under Code Section 409A, a Change in Control shall be deemed to have occurred under the Plan with respect to such Award only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Code Section 409A.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(l) “Change in Control Price” shall have the meaning set forth in Section 12 of the Plan.

(m) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto. Any reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

(n) “Committee” means any committee or subcommittee the Board may appoint to administer the Plan. Subject to the discretion of the Board, the Committee shall be composed entirely of individuals who meet the qualifications of a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and any other qualifications required by the applicable stock exchange on which the Common Stock is traded. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by the Committee. Except as otherwise provided in the Company’s Articles of Incorporation or Bylaws, any action of the Committee with respect to the administration of the Plan shall be taken by a majority vote at a meeting at which a quorum is duly constituted or unanimous written consent of the Committee’s members.

(o) “Common Stock” means the common stock, par value $0.001 per share, of the Company.

(p) “Company” means CPI Card Group Inc., a Delaware corporation (or any successor corporation, except as the term “Company” is used in the definition of “Change in Control” above).

(q) “Consultant” ~~means, solely with respect to Canadian residents, a person, other than an Employee, Executive Officer or non-employee Director, that: (i) is engaged to provide services to the Company or an Affiliate thereof, other than services provided in relation to a distribution, for an initial, renewable or extended period of twelve months or more; (ii) provides the services under a written contract with the Company or an Affiliate thereof; and (iii) spends or will spend a significant amount of time and attention on the affairs and business of the Company or an Affiliate thereof, and includes: (1) for an individual Consultant, a corporation of which the individual Consultant is an employee or shareholder, and a partnership of which the individual Consultant is an employee or partner; and (2) for a Consultant that is not an individual, an employee, executive officer or director of the Consultant, provided that the individual~~

~~employee, executive officer, or director spends a significant amount of time and attention on the affairs and business of the Company or an Affiliate thereof.~~

~~Notwithstanding the foregoing, and solely with respect to non-Canadian residents, “Consultant”~~ means any consultant or independent contractor of the Company or an Affiliate thereof, in each case, who is not an Employee, Executive Officer or non-employee Director.

(r) “Disability” shall have the meaning assigned to such term in any individual employment, severance, or similar agreement or Award Agreement with the Participant or, if no such agreement exists or the agreement does not define “Disability,” Disability means, with respect to any Participant, that such Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees of the Company or an Affiliate thereof.

(s) “Director” means any individual who is a member of the Board on or after the Effective Date.

(t) “Effective Date” shall have the meaning set forth in Section 19 of the Plan.

(u) “Eligible Recipient” means: (i) an Employee; (ii) a non-employee Director; or (iii) a Consultant, in each case, who has been selected as an eligible recipient under the Plan by the Administrator. Notwithstanding the foregoing, to the extent required to avoid the imposition of additional taxes under Code Section 409A, “Eligible Recipient” means: an (1) Employee; (2) a non-employee Director; or (3) a Consultant, in each case, of the Company or a Subsidiary thereof, who has been selected as an eligible recipient under the Plan by the Administrator.

(v) “Employee” shall mean an employee of the Company or an Affiliate thereof, as described in Treasury Regulation Section 1.421-1(h), including an Executive Officer or Director who is also treated as an employee.

(w) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(x) “Executive Officer” means each Participant who is an executive officer (within the meaning of Rule 3b-7 under the Exchange Act) of the Company.

(y) “Exercise Price” means, with respect to any Award under which the holder may purchase Shares, the price per share at which a holder of such Award granted hereunder may purchase Shares issuable upon exercise of such Award.

(z) “Fair Market Value” as of a particular date shall mean: (i) if the Common Stock is admitted to trading on a national securities exchange, the fair market value of a Share on any date shall be the closing sale price reported for such share on such exchange on such date or, if no sale was reported on such date, on the last day preceding such date on which a sale was reported; (ii) if the Shares are not then listed on a national securities exchange, the average of the highest reported bid and lowest reported asked prices for the Shares as reported by the National Association of Securities Dealers, Inc. Automated Quotations System for the last preceding date on which there was a sale of such stock in such market; or (iii) if the Shares are not then listed on a national securities exchange or traded in an over-the-counter market or the value of such Shares is not otherwise determinable, such value as determined by the Committee in good faith and in a manner not inconsistent with Code Section 409A.

(aa) “Free Standing Rights” shall have the meaning set forth in Section 8(a) of the Plan.

(bb) “Incentive Stock Option” means an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in Code Section 422.

(cc) ~~“Insider” means an insider of the Company as defined in the TSX Company Manual for the purpose of security-based compensation arrangements~~. Intentionally omitted.

(dd) “Nonqualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

(ee) “Option” means an option to purchase Shares granted pursuant to Section 7 of the Plan.

(ff) “Other Cash-Based Award” means a cash Award granted to a Participant under Section 11 of the Plan, including cash awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan.

(gg) “Other Share-Based Award” means a right or other interest granted to a Participant under the Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock, including, but not limited to, unrestricted Shares or dividend equivalents, each of which may be subject to the attainment of Performance Goals or a period of continued employment or other terms or conditions as permitted under the Plan.

(hh) “Original Effective Date” shall have the meaning set forth in Section 19 of the Plan.

(ii) “Participant” means any Eligible Recipient selected by the Administrator, pursuant to the Administrator’s authority provided for in Section 3 of the Plan, to receive grants of Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units, Other Share-Based Awards, Other Cash-Based Awards or any combination of the foregoing, and, upon his or her death, his or her successors, heirs, executors and administrators, as the case may be, solely with respect to any Awards outstanding at the date of the Eligible Recipient’s death.

(jj) “Performance-Based Award” means any Award granted under the Plan that is subject to one or more Performance Goals.

(kk) “Performance Goals” means performance goals that may be used to determine the grant, vesting or payment of an Award under the Plan and which may be based on one or more of the following criteria: (i) earnings before interest and taxes; (ii) earnings before interest, taxes, depreciation and amortization; (iii) net operating profit after tax; (iv) cash flow; (v) revenue; (vi) net revenues; (vii) sales; (viii) days sales outstanding; (ix) scrap rates; (x) income; (xi) net income; (xii) operating income; (xiii) net operating income; (xiv) operating margin; (xv) earnings; (xvi) earnings per share; (xvii) return on equity; (xviii) return on investment; (xix) return on capital; (xx) return on assets; (xxi) return on net assets; (xxii) total shareholder return; (xxiii) economic profit; (xxiv) market share; (xxv) appreciation in the fair market value, book value or other measure of value of the Company’s Common Stock; (xxvi) expense or cost control; (xxvii) working capital; (xxviii) volume or production; (xxix) new products; (xxx) customer satisfaction; (xxxi) brand development; (xxxii) employee retention or employee turnover; (xxxiii) employee satisfaction or engagement; (xxxiv) environmental, health or other safety goals; (xxxv) individual performance; (xxxvi) strategic objective milestones; (xxxvii) days inventory outstanding; (xxxviii) any combination of, or, as applicable, a specified increase or decrease in, any of the foregoing or (xxxix) any other goal selected by the Committee, whether or not listed herein. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company or an Affiliate thereof, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no payment shall be made (or no vesting shall occur), levels of performance at which specified payments shall be made (or specified vesting shall occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting shall occur). In establishing a Performance Goal or determining the achievement of a Performance Goal, the Committee may provide that achievement of the applicable Performance Goals may be amended or adjusted to include or exclude components of any Performance Goal, including, without limitation, foreign exchange gains and losses, asset write-downs, acquisitions and divestitures, change in fiscal year, unbudgeted capital expenditures, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, infrequently occurring, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles. Performance Goals shall be subject to such other special rules and conditions as the Committee may establish at any time.

(ll) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any Subsidiary thereof, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary thereof, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(mm) “Prior Plan” means the CPI Holdings, I Inc. Amended and Restated 2007 Stock Option Plan, as amended from time to time.

(nn) “Related Rights” shall have the meaning set forth in Section 8(a) of the Plan.

(oo) “Restricted Shares” means an Award of Shares granted pursuant to Section 9 of the Plan subject to certain restrictions that lapse at the end of a specified period or periods.

(pp) “Restricted Stock Unit” means a notional account established pursuant to an Award granted to a Participant, as described in Section 10 of the Plan, that is (i) valued solely by reference to Shares, (ii) subject to restrictions specified in the Award Agreement, and (iii) payable in cash or in Shares (as specified in the Award Agreement). The Restricted Stock Units awarded to the Participant will vest according to the time-based criteria or Performance Goals criteria specified in the Award Agreement.

(qq) “Restricted Period” means the period of time determined by the Administrator during which an Award or a portion thereof is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.

(rr) “Retirement” means a termination of a Participant’s employment, other than for Cause and other than by reason of death or Disability, on or after the attainment of age 65

(ss) “Rule 16b-3” shall have the meaning set forth in Section 3(a) of the Plan.

(tt) “Shares” means shares of Common Stock reserved for issuance under the Plan, as adjusted pursuant to the Plan, and any successor (pursuant to a merger, consolidation or other reorganization) security.

(uu) “Stock Appreciation Right” means the right pursuant to an Award granted under Section 8 of the Plan to receive an amount equal to the excess, if any, of (i) the aggregate Fair Market Value, as of the date such Award or portion thereof is surrendered, of the Shares covered by such Award or such portion thereof, over (ii) the aggregate Exercise Price of such Award or such portion thereof.

(vv) “Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns or otherwise controls, directly or indirectly, more than fifty percent (50%) of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person. An entity shall be deemed a Subsidiary of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained. Notwithstanding the foregoing, in the case of an Incentive Stock Option or any determination relating to an Incentive Stock Option, “Subsidiary” means a corporation that is a subsidiary of the Company within the meaning of Code Section 424(f).

Section 3. Administration.

(a) The Plan shall be administered by the Administrator and shall be administered in accordance with the requirements of ~~the TSX Company Manual and~~ Rule 16b-3 under the Exchange Act (“Rule 16b-3”)~~, in each case,~~ to the extent applicable.

(b) Pursuant to the terms of the Plan, the Administrator, subject, in the case of any Committee, to any restrictions on the authority delegated to it by the Board, shall have the power and authority, without limitation:

(i) to select those Eligible Recipients who shall be Participants;

(ii) to determine whether and to what extent Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units, Other Share-Based Awards, Other Cash-Based Awards or a combination of any of the foregoing, are to be granted hereunder to Participants;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to determine the terms and conditions, not inconsistent with the terms of the Plan, of each Award granted hereunder, including, but not limited to, (A) the restrictions applicable to Restricted Shares and Restricted Stock Units and the conditions under which restrictions applicable to such Restricted Shares and Restricted Stock Units shall lapse, (B) the Performance Goals and periods applicable to Awards, if any, (C) the Exercise Price of each Award, (D) the vesting schedule applicable to each Award, (E) the number of Shares subject to each Award and (F) subject to the requirements of Code Section 409A (to the extent applicable), any amendments to the terms and conditions of outstanding Awards, including, but not limited to, extending the exercise period of such Awards and accelerating the vesting schedule of such Awards;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units or Other Share-Based Awards, Other Cash- Based Awards or any combination of the foregoing granted hereunder;

(vi) to determine the Fair Market Value;

(vii) to determine the duration and purpose of leaves of absence which may be granted to a Participant without constituting termination of the Participant’s employment for purposes of Awards granted under the Plan;

(viii) to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(ix) to reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan, any Award Agreement or other instrument or agreement relating to the Plan or an Award granted under the Plan; and

(x) to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto), and to otherwise supervise the administration of the Plan and to exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan.

(c) All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants. No member of the Board or the Committee, or any officer or employee of the Company or any Subsidiary thereof acting on behalf of the Board or the Committee, shall be personally liable for any action, omission, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company and of any Subsidiary thereof acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation.

Section 4. Shares Reserved for Issuance Under the Plan.

(a) Subject to Section 5 of the Plan, the number of Shares that are reserved and available for issuance pursuant to Awards granted under the Plan is the sum of (i) one million and two hundred thousand (1,200,000) Shares, consisting of eight hundred thousand (800,000) Shares originally reserved under the Plan as of the Original Effective Date and four hundred thousand (400,000) additional Shares originally reserved under the Plan as of September 25, 2017, plus one million (1,000,000) additional Shares reserved under the Plan as of May 27, 2021, less any Shares issued under the Plan on or prior to, or subject to outstanding Awards as of, the Effective Date, plus (ii) all Shares that are or become available for issuance due to forfeitures under the Prior Plan, plus (iii) an additional one million (1,000,000) Shares added to the reserve as of the Effective Date. The maximum number of Shares that may be issued pursuant to Options intended to be Incentive Stock Options is four hundred thousand (400,000).

(b) The number of Shares which may be issuable pursuant to Awards under the Plan and any other share compensation arrangement of the Company within a one-year period to any one Participant, shall not exceed five percent (5%) of the total number of issued and outstanding shares of Common Stock on the grant date of such Award, on a non-diluted basis.

~~(c) The maximum number of Shares which may be (i) issued to Insiders within any one-year period; and (ii) issuable to Insiders at any point in time under the Plan and any other share compensation arrangement of the Company shall not exceed fifteen percent (15%) of the number of then issued and outstanding shares of Common Stock.~~

~~(d)~~(c) Subject to Section 4(b) or Section 4(c), as applicable, the aggregate number of Shares subject to Options or Stock Appreciation Rights granted during any fiscal year to any Participant shall not exceed, subject to adjustment as provided in Section 5 of the Plan, one and a half million (1,500,000) Shares. Notwithstanding the foregoing, the aggregate grant date Fair Market Value of Shares subject to Awards granted during any fiscal year to any non-employee Director, when taken together with any cash fees paid to such non-employee Director during the fiscal year (in each case, with respect to his or her service as a non-employee Director), shall not exceed $500,000; provided, however, that this limit shall not apply to any Awards a non-employee Director elects to receive at Fair Market Value in lieu of all or a portion of such non-employee Director’s compensation.

~~(e)~~(d) Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. Any Shares subject to an Award under the Plan that, after the Effective Date, are forfeited, canceled, settled or otherwise terminated without a distribution of Shares to a Participant will thereafter be deemed to be available for Awards. In applying the immediately preceding sentence, if (i) Shares otherwise issuable or issued in respect of, or as part of, any Award are withheld to cover taxes, such Shares shall be treated as having been issued under the Plan and shall not be available for issuance under the Plan, (ii) Shares otherwise issuable or issued in respect of, or as part of, any Award of Options or Stock Appreciation Rights are withheld to cover the Exercise Price, such Shares shall be treated as having been issued under the Plan and shall not be available for issuance under the Plan, and (iii) any Share-settled Stock Appreciation Rights are exercised, the aggregate number of Shares subject to such Stock Appreciation Rights shall be deemed issued under the Plan and shall not be available for issuance under the Plan.

Section 5. Equitable Adjustments.

In the event of any Change in Capitalization, an equitable substitution or proportionate adjustment shall be made, in each case, as may be determined by the Administrator, in its sole discretion, in (i) the aggregate number of Shares reserved for issuance under the Plan and the maximum number of Shares that may be subject to Awards granted to any Participant in any calendar or fiscal year, (ii) the kind, number and Exercise Price subject to outstanding Options and Stock Appreciation Rights granted under the Plan, provided, however, that any such substitution or adjustment with respect to Options and Stock Appreciation Rights shall occur in accordance with the requirements of Code Section 409A, and (iii) the kind, number and purchase price of Shares subject to outstanding Restricted Shares or Other Share-Based Awards granted under the Plan, in each case as may be determined by the Administrator, in its sole discretion; provided, however, that any fractional Shares resulting from the adjustment shall be eliminated. Such other equitable substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion. Without limiting the generality of the foregoing, in connection with a Change in Capitalization, the Administrator may provide, in its sole discretion, for the cancellation of any outstanding Award granted hereunder in exchange for payment in cash or other property having an aggregate Fair Market Value of the Shares covered by such Award, reduced by the aggregate Exercise Price or purchase price thereof, if any. Notwithstanding anything contained in the Plan to the contrary, any adjustment with respect to an Incentive Stock Option due to an adjustment or substitution described in this Section 5 shall comply with the rules of Code Section 424(a), and in no event shall any adjustment be made which would render any Incentive Stock Option granted hereunder to be disqualified as an incentive stock option for purposes of Code Section 422. The Administrator’s determinations pursuant to this Section 5 shall be final, binding and conclusive.

Section 6. Eligibility.

The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from among Eligible Recipients.

Section 7. Options.

(a) General. The Committee may, in its sole discretion, grant Options to Participants. Solely with respect to Participants who are Employees, the Committee may grant Incentive Stock Options, Nonqualified Stock Options or a combination of both. With respect to all other Participants, the Committee may grant only Nonqualified Stock Options. Each Participant who is granted an Option shall enter into an Award

Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, which Award Agreement shall specify whether the Option is an Incentive Stock Option or a Nonqualified Stock Option and shall set forth, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option granted thereunder. The provisions of each Option need not be the same with respect to each Participant. More than one Option may be granted to the same Participant and be outstanding concurrently hereunder. Options granted under the Plan shall be subject to the terms and conditions set forth in this Section 7 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable and set forth in the applicable Award Agreement.

(b) Limits on Incentive Stock Options. If the Administrator grants Incentive Stock Options, then to the extent that the aggregate fair market value of Shares with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all plans of the Company) exceeds $100,000, such Options will be treated as Nonqualified Stock Options to the extent required by Code Section 422.

(c) Exercise Price. The Exercise Price of Shares purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant; provided, however, that (i) in no event shall the Exercise Price of an Option be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of grant, and (ii) no Incentive Stock Option granted to a ten percent (10%) shareholder of the Company’s Common Stock (within the meaning of Code Section 422(b)(6)) shall have an Exercise Price per share less than one-hundred ten percent (110%) of the Fair Market Value of a Share on such date.

(d) Option Term. The maximum term of each Option shall be fixed by the Administrator, but in no event shall (i) an Option be exercisable more than ten (10) years after the date such Option is granted, and (ii) an Incentive Stock Option granted to a ten percent (10%) shareholder of the Company’s Common Stock (within the meaning of Code Section 422(b)(6)) be exercisable more than five (5) years after the date such Option is granted. Each Option’s term is subject to earlier expiration pursuant to the applicable provisions in the Plan and the Award Agreement. Notwithstanding the foregoing, the Administrator shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as the Administrator, in its sole discretion, deems appropriate.

(e) Exercisability. Each Option shall be exercisable at such time or times and subject to such terms and conditions, including the attainment of pre-established Performance Goals, as shall be determined by the Administrator in the applicable Award Agreement. The Administrator may also provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine in its sole discretion. Notwithstanding anything to the contrary contained herein, an Option may not be exercised for a fraction of a share. Notwithstanding any contrary provision herein, if, on the date an outstanding Option would expire, the exercise of the Option, including by a “net exercise” or “cashless” exercise, would violate applicable securities laws or any insider trading policy maintained by the Company from time to time, the expiration date applicable to the Option will be extended, except to the extent such extension would violate Code Section 409A, to a date that is thirty (30) calendar days after the date the exercise of the Option would no longer violate applicable securities laws or any such insider trading policy.

(f) Method of Exercise. Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of Shares to be purchased, accompanied by payment in full of the aggregate Exercise Price of the Shares so purchased in cash or its equivalent, as determined by the Administrator. As determined by the Administrator, in its sole discretion, with respect to any Option or category of Options, payment in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure approved by the Administrator (including the withholding of Shares otherwise issuable upon exercise), (ii) in the form of unrestricted Shares already owned by the Participant which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Shares as to which such Option shall be exercised, (iii) any other form of consideration approved by the Administrator and permitted by applicable law or (iv) any combination of the foregoing. In determining which methods a Participant may utilize to pay the Exercise Price, the Administrator may consider such factors as it determines are appropriate; provided, however, that with respect to Incentive Stock Options, all such discretionary determinations shall be made by the Administrator at the time of grant and specified in the Award Agreement.

(g) Rights as Shareholder. A Participant shall have no rights to dividends or any other rights of a shareholder with respect to the Shares subject to an Option until the Participant has given written notice of the exercise thereof, has paid in full for such Shares and has satisfied the requirements of Section 15 of the Plan.

(h) Termination of Employment or Service.

(i) Unless the applicable Award Agreement provides otherwise, in the event that the employment or service of a Participant with the Company and all Affiliates thereof shall terminate for any reason other than Cause, Retirement, Disability, or death, (A) Options granted to such Participant, to the extent that they are exercisable at the time of such termination, shall remain exercisable until the date that is ninety (90) days after such termination, on which date they shall expire, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. The ninety (90) day period described in this Section 7(h)(i) shall be extended to one (1) year after the date of such termination in the event of the Participant’s death during such ninety (90) day period. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

(ii) Unless the applicable Award Agreement provides otherwise, in the event that the employment or service of a Participant with the Company and all Affiliates thereof shall terminate on account of Retirement, Disability or the death of the Participant, (A) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the date that is one (1) year after such termination, on which date they shall expire and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

(iii) In the event of the termination of a Participant’s employment or service for Cause, all outstanding Options granted to such Participant shall expire at the commencement of business on the date of such termination.

(iv) For purposes of this Section 7(h), Options that are not exercisable solely due to a blackout period shall be considered exercisable.

(v) Other Change in Employment Status. An Option may be affected, both with regard to vesting schedule and termination, by leaves of absence, changes from full-time to part-time employment, partial disability or other changes in the employment status or service of a Participant, as evidenced in a Participant’s Award Agreement.

(i) Change in Control. Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Options shall be subject to Section 12 of the Plan.

Section 8. Stock Appreciation Rights.

(a) General. Stock Appreciation Rights may be granted either alone (“Free Standing Rights”) or in conjunction with all or part of any Option granted under the Plan (“Related Rights”). Related Rights may be granted either at or after the time of the grant of such Option. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Stock Appreciation Rights shall be made, the number of Shares to be awarded, the price per Share, and all other conditions of Stock Appreciation Rights. Notwithstanding the foregoing, no Related Right may be granted for more Shares than are subject to the Option to which it relates and any Stock Appreciation Right must be granted with an Exercise Price not less than the Fair Market Value of Common Stock on the date of grant. The provisions of Stock Appreciation Rights need not be the same with respect to each Participant. Stock Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 8 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable, as set forth in the applicable Award Agreement.

(b) Rights as Shareholder. Participants who are granted Stock Appreciation Rights shall have no rights as shareholders of the Company with respect to the grant or exercise of such rights.

(c) Exercisability.

(i) Stock Appreciation Rights that are Free Standing Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.

(ii) Stock Appreciation Rights that are Related Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Section 7 above and this Section 8 of the Plan.

(d) Payment Upon Exercise.

(i) Upon the exercise of a Free Standing Right, the Participant shall be entitled to receive up to, but not more than, that number of Shares, determined using the Fair Market Value, equal in value to the excess of the Fair Market Value as of the date of exercise over the price per share specified in the Free Standing Right multiplied by the number of Shares in respect of which the Free Standing Right is being exercised.

(ii) A Related Right may be exercised by a Participant by surrendering the applicable portion of the related Option. Upon such exercise and surrender, the Participant shall be entitled to receive up to, but not more than, that number of Shares, determined using the Fair Market Value, equal in value to the excess of the Fair Market Value as of the date of exercise over the Exercise Price specified in the related Option multiplied by the number of Shares in respect of which the Related Right is being exercised. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.

(iii) Notwithstanding the foregoing, the Administrator may determine to settle the exercise of a Stock Appreciation Right in cash (or in any combination of Shares and cash).

(e) Termination of Employment or Service.

(i) In the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Free Standing Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.

(ii) In the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Related Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the related Options.

(f) Term.

(i) The term of each Free Standing Right shall be fixed by the Administrator, but no Free Standing Right shall be exercisable more than ten (10) years after the date such right is granted.

(ii) The term of each Related Right shall be the term of the Option to which it relates, but no Related Right shall be exercisable more than ten (10) years after the date such right is granted.

(g) Change in Control. Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Stock Appreciation Rights shall be subject to Section 12 of the Plan.

Section 9. Restricted Shares.

(a) General. Restricted Shares may be issued either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Restricted Shares shall be made; the number of Shares to be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Shares; the Restricted Period, if any, applicable to Restricted Shares; the Performance Goals (if any) applicable to Restricted Shares; and all other conditions of the Restricted Shares. If the restrictions, Performance Goals and/or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Shares in accordance with the terms of the grant. The provisions of the Restricted Shares need not be the same with respect to each Participant.

(b) Awards and Certificates. The prospective recipient of Restricted Shares shall not have any rights with respect to any such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date. Except as otherwise provided in Section 9(c) of the Plan, (i) each Participant who is granted an award of Restricted Shares may, in the Company’s sole discretion, be issued a stock certificate in respect of such Restricted Shares; and (ii) any such certificate so issued shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to any such Award.

The Company may require that the stock certificates, if any, evidencing Restricted Shares granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any award of Restricted Shares, the Participant shall have delivered a stock power, endorsed in blank, relating to the Shares covered by such Award.

Notwithstanding anything in the Plan to the contrary, any Restricted Shares (whether before or after any vesting conditions have been satisfied) may, in the Company’s sole discretion, be issued in uncertificated form pursuant to the customary arrangements for issuing shares in such form.

(c) Restrictions and Conditions. The Restricted Shares granted pursuant to this Section 9 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or thereafter:

(i) The Administrator may, in its sole discretion, provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain Performance Goals, the Participant’s termination of employment or service as a non-employee Director or Consultant of the Company or an Affiliate thereof, or the Participant’s death or Disability.

(ii) Except as provided in Section 16 of the Plan or in the Award Agreement, the Participant shall generally have the rights of a shareholder of the Company with respect to Restricted Shares during the Restricted Period. In the Administrator’s discretion and as provided in the applicable Award Agreement, a Participant may be entitled to dividends or dividend equivalents on an Award of Restricted Shares, which will be payable in accordance with the terms of such grant as determined by the Administrator. Certificates for Shares of unrestricted Common Stock may, in the Company’s sole discretion, be delivered to the Participant only after the Restricted Period has expired without forfeiture in respect of such Restricted Shares, except as the Administrator, in its sole discretion, shall otherwise determine.

(iii) The rights of Participants granted Restricted Shares upon termination of employment or service as a non-employee Director or Consultant of the Company or an Affiliate thereof terminates for any reason during the Restricted Period shall be set forth in the Award Agreement.

(d) Change in Control. Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Restricted Shares shall be subject to Section 12 of the Plan.

Section 10. Restricted Stock Units.

(a) General. Restricted Stock Units may be issued either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Restricted Stock Units shall be made; the number of Restricted Stock Units to be awarded; the Restricted Period, if any, applicable to Restricted Stock Units; the Performance Goals (if any) applicable to Restricted Stock Units; and all other conditions of the Restricted Stock Units. If the restrictions, Performance Goals and/or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Stock Units in accordance with the terms of the grant. The provisions of Restricted Stock Units need not be the same with respect to each Participant.

(b) Award Agreement. The prospective recipient of Restricted Stock Units shall not have any rights with respect to any such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date.

(c) Restrictions and Conditions. The Restricted Stock Units granted pursuant to this Section 10 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or, subject to Code Section 409A, thereafter:

(i) The Administrator may, in its sole discretion, provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain Performance Goals, the Participant’s termination of employment or service as a non-employee Director or Consultant of the Company or an Affiliate thereof, or the Participant’s death or Disability.

(ii) Participants holding Restricted Stock Units shall have no voting rights. A Restricted Stock Unit may, at the Administrator’s discretion, carry with it a right to dividend equivalents. Such right would entitle the holder to be credited with an amount equal to all cash dividends paid on one Share while the Restricted Stock Unit is outstanding. The Administrator, in its discretion, may grant dividend equivalents from the date of grant or only after a Restricted Stock Unit is vested.

(iii) The rights of Participants granted Restricted Stock Units upon termination of employment or service as a non-employee Director or Consultant of the Company or an Affiliate thereof terminates for any reason during the Restricted Period shall be set forth in the Award Agreement.

(d) Settlement of Restricted Stock Units. Settlement of vested Restricted Stock Units shall be made to Participants in the form of Shares, unless the Administrator, in its sole discretion, provides for the payment of the Restricted Stock Units in cash (or partly in cash and partly in Shares) equal to the value of the Shares that would otherwise be distributed to the Participant.

(e) Change in Control. Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Restricted Stock Units shall be subject to Section 12 of the Plan.

Section 11. Other Share-Based or Cash-Based Awards.

(a) The Administrator is authorized to grant Awards to Participants in the form of Other Share-Based Awards or Other Cash-Based Awards, as deemed by the Administrator to be consistent with the purposes of the Plan and as evidenced by an Award Agreement. The Administrator shall determine the terms and conditions of such Awards, consistent with the terms of the Plan, at the date of grant or thereafter, including any Performance Goals and performance periods. Common Stock or other securities or property delivered pursuant to an Award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, Shares, other Awards, notes or other property, as the Administrator shall determine, subject to any required corporate action.

(b) The prospective recipient of an Other Share-Based Award or Other Cash-Based Award shall not have any rights with respect to such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date.

(c) Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Other Share-Based Awards and Other Cash-Based Awards shall be subject to Section 12 of the Plan.

Section 12. Change in Control.

The Administrator may provide in the applicable Award Agreement that an Award will vest on an accelerated basis upon the Participant’s termination of employment or service in connection with a Change in Control or upon the occurrence of any other event that the Administrator may set forth in the Award Agreement. If the Company is a party to an agreement that is reasonably likely to result in a Change in Control, such agreement may provide for: (i) the continuation of any Options and Stock Appreciation Rights by the Company, if the Company is the surviving corporation; (ii) the assumption of any Options and Stock Appreciation Rights by the surviving corporation or its parent or subsidiary; (iii) the substitution by the surviving corporation or its parent or subsidiary of equivalent awards for any Options and Stock Appreciation Rights, provided, however, that any such substitution with respect to Options and Stock Appreciation Rights shall occur in accordance with the requirements of Code Section 409A; or (iv) settlement of any Options and Stock Appreciation Rights for the Change in Control Price (less, to the extent applicable, the per share exercise or grant price), or, if the per share exercise or grant price equals or exceeds the Change in Control Price, such Options and Stock Appreciation Rights shall terminate and be canceled. To the extent that Restricted Shares, Restricted Stock Units or other Awards settle in Shares in accordance with their terms upon a Change in Control, such Shares shall be entitled to receive as a result of the Change in Control transaction the same consideration as the Shares held by shareholders of the Company as a result of the Change in Control transaction. For purposes of this Section 12, “Change in Control Price” shall mean the Fair Market Value of a Share upon a Change in Control. To the extent that the consideration paid in any such Change in Control transaction consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined in good faith by the Administrator.

Section 13. Amendment and Termination.

(a) The Board or the Committee may amend, alter or terminate the Plan, but no amendment, alteration, or termination shall be made that would impair the rights of a Participant under any Award theretofore granted without such Participant’s consent. Shareholder approval shall not be required to amend the Plan, including, but not limited to, the following items, subject to any regulatory approvals, including, where required, the approval of the Toronto Stock Exchange:

(i) Amendments of a “housekeeping” nature;

(ii) A change to the vesting provisions of any Awards;

(iii) A change to the termination provisions of any Award that does not entail an extension beyond the original term of the Award; and

(iv) Amendments to the provisions relating to a Change of Control.

(b) Notwithstanding the foregoing, approval of the Company’s shareholders shall be obtained to increase the aggregate Share limit and annual Award limits described in Section 4 and for any amendment that would require such approval in order to satisfy the requirements of any rules of the stock exchange on which the Common Stock is traded or other applicable law. ~~Without limiting the generality of the foregoing, if and for so long as the Company is listed on the Toronto Stock Exchange, the following may not be amended without shareholder approval in accordance with the TSX Company Manual:~~

~~(i) An increase in the number of Shares reserved for issuance pursuant to the Plan as set out in Section 4(a);~~

~~(ii) Except as provided in Section 5, a modification of any outstanding Option or Stock Appreciation Right so as to specify a lower Exercise Price or grant price (or a cancellation of an Option or Stock Appreciation Right and substitution of it for an Option or Stock Appreciation Right with a lower Exercise Price or grant price);~~

~~(iii) Except as provided in Section 5, a cancellation of an outstanding Option or Stock Appreciation Right whose Exercise Price or grant price is equal to or greater than the current Fair Market Value of a Share and substitution of it for another Award or cash payment;~~

~~(iv) An extension of the maximum term of any Award made under the Plan;~~

~~(v) An increase in the number of Shares that may be issued to Insiders under the above restriction contained in Section 4(c); or~~

~~(vi) An amendment to this Section 13(a) to amend or delete any of the foregoing items or grant additional powers to the Board to amend the Plan or entitlements without shareholder approval.~~

(c) Subject to the terms and conditions of the Plan, the Administrator may modify, extend or renew outstanding Awards under the Plan, or accept the surrender of outstanding Awards (to the extent not already exercised) and grant new Awards in substitution of them (to the extent not already exercised).

(d) Notwithstanding the foregoing, no alteration, modification or termination of an Award will, without the prior written consent of the Participant, adversely alter or impair any rights or obligations under any Award already granted under the Plan.

Section 14. Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

Section 15. Withholding Taxes.

Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of such Participant for federal, state and/or local income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any federal, state, or local taxes of any kind, domestic or foreign, required by law or regulation to be withheld with respect to the Award. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant. Whenever cash is to be paid pursuant to an Award granted hereunder, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. Whenever Shares are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any related federal, state and local taxes, domestic or foreign, to be withheld and applied to the tax obligations. With the approval of the Administrator, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery of Shares or by delivering already owned unrestricted shares of Common Stock, in each case, having a value equal to the amount required to be withheld or such other greater amount up to the maximum statutory rate under applicable law, as applicable to such Participant, if such other greater amount would not result in adverse financial accounting treatment, as determined by the Administrator (including in connection with the effectiveness of FASB Accounting Standards Update 2016-09). Fractional share amounts shall be settled in cash. Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to an Award. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy its withholding obligation with respect to any Option or other Award.

Section 16. Non-United States Employees.

Without amending the Plan, the Administrator may grant Awards to eligible persons residing in non-United States jurisdictions on such terms and conditions different from those specified in the Plan, including the terms of any award agreement or plan, adopted by the Company or any Subsidiary thereof to comply with, or take advantage of favorable tax or other treatment available under, the laws of any non-United States jurisdiction, as may in the judgment of the Administrator be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes the Administrator may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.

Section 17. Transfer of Awards.

No purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any Award or any agreement or commitment to do any of the foregoing (each, a “Transfer”) by any holder thereof in violation of the provisions of the Plan or an Award Agreement will be valid, except with the prior written consent of the Administrator, which consent may be granted or withheld in the sole discretion of the Administrator. Any purported Transfer of an Award or any economic benefit or interest therein in violation of the Plan or an Award Agreement shall be null and void ab initio, and shall not create any obligation or liability of the Company, and any person purportedly acquiring any Award or any economic benefit or interest therein transferred in violation of the Plan or an Award Agreement shall not be entitled to be recognized as a holder of such Shares. Unless otherwise determined by the Administrator in accordance with the provisions of the immediately preceding sentence, an Option may be exercised, during the lifetime of the Participant, only by the Participant or, during any period during which the Participant is under a legal disability, by the Participant’s guardian or legal representative.

Section 18. Continued Employment.

The adoption of the Plan shall not confer upon any Eligible Recipient any right to continued employment or service with the Company or an Affiliate thereof, as the case may be, nor shall it interfere in any way with the right of the Company or an Affiliate thereof to terminate the employment or service of any of its Eligible Recipients at any time.

Section 19. Effective Date.

The Plan originally became effective on October 8, 2015 (the “Original Effective Date”). The Plan, as amended and restated, ~~shall be submitted to the shareholders of the Company for approval at the Company’s 2021 annual meeting of shareholders and, if approved,~~ shall become effective as of January 30, 2024~~the date on which the Plan was approved by shareholders~~ (the “Effective Date”). The Plan will be unlimited in duration and, in the event of Plan termination, will remain in effect as long as any Shares awarded under it are outstanding and not fully vested; provided, however, that no Awards will be made under the Plan on or after ~~the tenth anniversary of Effective Date~~ December 6, 2033.

Section 20. Code Section 409A.

The intent of the parties is that payments and benefits under the Plan comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and be administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Code Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant’s termination of employment shall instead be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or upon the Participant’s death, if earlier). In addition, for purposes of the Plan, each amount to be paid or benefit to be provided to the Participant pursuant to the Plan shall be construed as a separate identified payment for purposes of Code Section 409A. Nothing contained in the Plan or an Award Agreement shall be construed as a guarantee of any particular tax effect with respect to an Award. The Company does not guarantee that any Awards provided under the Plan will satisfy the provisions of

Code Section 409A, and in no event will the Company be liable for any or all portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of any non-compliance with Code Section 409A.

Section 21. Erroneously Awarded Compensation.

The Plan and all Awards issued hereunder shall be subject to any compensation recovery and/or recoupment policy adopted by the Company to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices, as such policies may be amended from time to time.

Section 22. Governing Law and Forum.

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law of such state. Except as may otherwise be provided in an Award Agreement, the jurisdiction and venue for any disputes arising under, or any action brought to enforce (otherwise relating to) the Plan or an Award thereunder shall be exclusively in the courts in the State of Colorado, County of Arapahoe or Denver, including the federal courts located therein (should federal jurisdiction exist). The Company and all Participants and beneficiaries hereby submit and consent to said jurisdiction and venue.